MERGER AGREEMENT

MERGER AGREEMENT, dated May 15, 2006 (this “Agreement”), by and among a21, Inc., a Texas corporation (“Parent”), AE Acquisition Corp., a Delaware corporation (“Acquisition Corp.”), ArtSelect, Inc., a Delaware corporation (the “Company”), and the common and preferred stockholders of the Company listed on Schedule I hereto (each, a “Stockholder” and collectively, the “Stockholders”) and Udi Toledano (the “Stockholder Representative”).

W I T N E S S E T H :

WHEREAS, the Company is in the business of supplying home and office framed and unframed wall décor to retailers, catalogers, membership organizations and consumers through both online and traditional retail and wholesale distribution channels (the “Business”);

WHEREAS, Stockholders constitute owners of at least 95% of the issued and outstanding shares of stock of the Company;

WHEREAS, Parent owns all of the issued and outstanding shares of capital stock of Acquisition Corp.; and

WHEREAS, Parent and Acquisition Corp. desire that Acquisition Corp. merge with and into the Company and, to realize the benefits thereof, the Company and the Stockholders also desire that Acquisition Corp. merge with and into the Company, upon the terms and subject to the conditions set forth herein and in accordance with the General Corporation Law of Delaware, and that the outstanding shares of preferred stock (Series A and B), par value $.001 per share (the “Company Preferred Stock”), of the Company, and the outstanding shares of common stock, par value $.001 per share, of the Company (“Company Common Stock”), excluding any such shares held in the treasury of the Company, be converted upon such merger (the “Merger”) into the right to receive such amount of consideration, as is provided herein.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1.  Definitions. The following terms, as used herein, have the following meanings:

“Accounts Receivable” has the meaning set forth in Section 3.11.

“Act” has the meaning set forth in Section 3.30(a).

“Action” means any action, suit, investigation, hearing or proceeding, including any audit for taxes or otherwise.

“Additional Agreements” means each of the Escrow Agreement and the Intercreditor Agreement.

“Affiliate” means, with respect to any Person, any Person directly or indirectly controlling, controlled by, or under common control with such other Person. With respect to any natural person, the term Affiliate shall also include any member of said person’s immediate family, any family limited partnership, limited liability company or other entity for said person and any trust, voting or otherwise, of which said person is a trustee or of which said person or any of said person’s immediate family is a beneficiary.

“Agreement” has the meaning set forth in the Preamble.

“Approved Image” has the meaning set forth in Section 3.16(d)(iii).

“Acquisition Corp.” has the meaning set forth in the preamble.

“Arbitrator” has the meaning set forth in Section 11.1(a).

“Assigned Receivables” has the meaning set forth in Section 7.4.

“Assumed Liabilities” has the meaning set forth in Section 2.3.

“Authority” shall mean any governmental, regulatory or administrative body, agency or authority, any court or judicial authority, any arbitrator, or any public, private or industry regulatory authority, whether international, national, Federal, state, or local.

“Books and Records” means all books and records, ledgers, employee records, customer lists, files, correspondence, and other records of every kind (whether written, electronic, or otherwise embodied) owned or used by the Company or in which the Company’s assets, business, or transactions are otherwise reflected.

“Business” has the meaning set forth in the Recitals.

“Business Day” means any day other than a Saturday, Sunday or a legal holiday on which commercial banking institutions in New York are not open for business.

“Certificate of Merger” has the meaning set forth in Section 2.3.

“Charter Documents” has the meaning set forth in Section 3.3.

“Closing Balance Sheet” is the balance sheet of the Company prepared as of immediately before the Effective Time in accordance with GAAP.

“Closing Date” has the meaning set forth in Section 2.10.

“Closing” has the meaning set forth in Section 2.10.

“Closing Payment” has the meaning set forth in Section 2.6(b).

“Code” means the Internal Revenue Code of 1986.

“Company” has the meaning set forth in the Preamble.

“Company Common Stock” has the meaning set forth in the Recitals.

“Company Consent” has the meaning set forth in Section 3.9.

“Company Indemnitees” has the meaning set forth in Section 11.3.

“Company Merger Costs” shall mean the aggregate of all accounting (which shall not include regular audit fees), legal, printing, filing, financial advisory (including finders’ or investment banking fees), commitments by the Company to employees of the Company in the form of stay bonuses, severance, phantom stock or deemed participation in proceeds from the transactions contemplated hereby and other fees and expenses of the Company and Taxes (as hereinafter defined) of the Company, in each case incurred or anticipated to be incurred in connection with the transactions contemplated hereby, all estimated and agreed to by the parties two business days prior to the Effective Time.

“Company Preferred Stock” has the meaning set forth in the Recitals.

“Company Securities” means, collectively, the Company Common Stock and the Company Preferred Stock.

“Constituent Corporations” has the meaning set forth in Section 2.1(a).

“Contracts” has the meaning set forth in Section 2.1(e).

“Conversion Shares” has the meaning set forth in Section 5.16.

“December Balance Sheet” has the meaning set forth in Section 3.10(a).

“Defaulted Contract” has the meaning set forth in Section 2.3.

“Effective Time” has the meaning set forth in Section 2.4.

“Employment Agreements” means the agreements between the Company and each of the persons listed on Exhibit 9.3(c).

“ERISA” means the Employment Retirement Income Security Act of 1974.

“Escrow Fund” has the meaning set forth in Section 2.7.

“Excess Net Worth” has the meaning set forth in section 2.8(b).

“Exchange Act” means the Securities Exchange Act of 1934.

“Exchange Act Filings” means filings under the Exchange Act made by the Parent prior to the Closing Date.

“Exchange Agent” means Loeb & Loeb LLP, a California limited liability partnership.

“Financial Statements” has the meaning set forth in Section 3.10(a).

“GAAP” means U.S. generally accepted accounting principles, consistently applied and interpreted.

“Guaranty” means the guaranty of Parent given to the holders of the Notes as security for the payment and performance of all obligations of the Company under the Notes.

“Image” has the meaning set forth in Section 3.16(d)(ii).

“Indebtedness” includes with respect to any Person, (a) all obligations of such Person for borrowed money, or with respect to deposits or advances of any kind (including amounts by reason of overdrafts and amounts owed by reason of letter of credit reimbursement agreements) including with respect thereto, all interests, fees and costs, (b) all obligations of such Person evidenced by bonds, debentures, notes, liens, mortgages or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person, (d) all obligations of such Person issued or assumed as the deferred purchase price of property or services (other than accounts payable to creditors for goods and services incurred in the ordinary course of business), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any lien or security interest on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (f) all obligations of such Person under leases required to be accounted for as capital leases under GAAP, and (g) all guarantees by such Person.

“Indemnification Notice” has the meaning set forth in Section 11.3(a).

“Indemnified Parties” has the meaning set forth in Section 11.3(a).

“Indemnifying Party” has the meaning set forth in Section 11.3.

“Intellectual Property” has the meaning set forth in Section 3.16(d)(i).

“Intercreditor Agreement” means the agreement between Queequeg Partners L.P., as agent and Udi Toledano, as agent, specifying the respective priorities of the parties thereto in collateral given by the Company as security for its obligations to such parties.

“Labor Agreements” has the meaning set forth in Section 3.27.

“Law” means any domestic or foreign Federal, state, municipality or local law, statute, ordinance, code, rule or regulation or common law.

“Licensed Image” has the meaning set forth in Section 3.16(d)(vii).

“Licensed Intellectual Property” has the meaning set forth in section 3.16(c).

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, including any agreement to give any of the foregoing and any conditional sale and including any voting agreement or proxy.

“Loss(es)” has the meaning set forth in Section 11.1.

“March Balance Sheet” has the meaning set forth in Section 3.10(a).

“Material Adverse Change” means a material adverse change in the business, assets, condition (financial or otherwise), liabilities, results of operations or prospects of the Business individually or as a whole; provided, however, without prejudicing whether any other matter qualifies as a Material Adverse Change, any matter individually or in the aggregate involving a loss or payment in excess of $75,000 shall constitute a Material Adverse Change, per se.

“Material Adverse Effect” means a material adverse effect on the business, assets, condition (financial or otherwise), liabilities, results of operations or prospects of the Business individually or as a whole; provided, however, without prejudicing whether any other matter qualifies as a Material Adverse Effect, any matter individually or in the aggregate involving a loss or payment in excess of $75,000 shall constitute a Material Adverse Effect, per se.

“Merger” has the meaning set forth in the Recitals.

“Merger Consideration” has the meaning set forth in Section 2.6(a).

“Money Laundering Laws” has the meaning set forth in Section 3.35.

“Net Worth” means, with respect to the Company, total assets minus total liabilities, in each case computed in accordance with GAAP provided that total liabilities does not include any liabilities relating to the Company’s Series A and Series B Preferred Stock, including any dividends thereon, as shown on the balance sheet of the Company used to calculate Net Worth.

“Notes” has the meaning set forth in Section 2.6(a)(ii).

“Offered Images” has the meaning set forth in section 3.16(d)(v).

“Offices” has the meaning set forth in Section 3.1.

“Office Lease” has the meaning set forth in Section 3.14(a).

“Order” means any decree, order, judgment, writ, award, injunction, rule or consent of or by an Authority.

“Outside Closing Date” means May 25, 2006, provided that the Outside Closing Date may be extended by thirty days by any party hereto upon notice to the other parties hereto.

“Owned Intellectual Property” has the meaning set forth in Section 3.16(a).

“Owned Image” has the meaning set forth in Section 3.16(d)(vi).

“Parent” has the meaning set forth in the Preamble.

“Parent Charter Documents” has the meaning set forth in Section 5.9.

“Parent Common Stock” means the Common Stock, $.001 par value per share, of Parent.

“Parent Financial Statements” has the meaning set forth in Section 5.11.

“Parent Indemnitees” has the meaning set forth in Section 11.1.

“Permits” has the meaning set forth in Section 3.21.

“Person” means an individual, a corporation, a partnership, a limited liability company, an association, a trust or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, the Company or an agency or instrumentality thereof.

“Preliminary Schedule” has the meaning set forth in Section 2.8(a).

“Preferred Stock” has the meaning set forth in Section 2.6(a)(iii).

“Proceeding” has the meaning set forth in Section 3.28(b).

“Purchased Assets” has the meaning set forth in Section 2.1.

“Purchaser” has the meaning set forth in the preamble.

“Real Property” means, collectively, all real properties and interests therein (including the right to use), together with all buildings, fixtures, trade fixtures, plant and other improvements located thereon or attached thereto; all rights arising out of use thereof (including air, water, oil and mineral rights); and all subleases, franchises, licenses, permits, easements and rights-of-way which are appurtenant thereto.

“Rebate Obligations” has the meaning set forth in Section 3.31(e).

“Reg D” has the meaning set forth in Section 3.30(a).

“Restriction Period” has the meaning set forth in Section 7.2(a).

“Restrictive Covenants” has the meaning set forth in Section 7.3.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933.

“Software” has the meaning set forth in Section 3.16(b).

“Stockholder Representative” has the meaning set forth in the preamble.

“Stockholders” has the meaning set forth in the Preamble.

“Stockholder’s Securities” means, with respect to a Stockholder, the Company Common Stock and/or the Company Preferred Stock owned by such Stockholder as set forth on Schedule I hereto.

“Surviving Corporation” has the meaning set forth in Section 2.1(a).

“Tangible Assets” has the meaning set forth in Section 2.1(c).

“Tax” has the meaning set forth in Section 3.28(c).

“Tax Return” has the meaning set forth in Section 3.28(d).

“Third Party Claim” has the meaning set forth in Section 11.3(a).

“UCC” shall mean the Uniform Commercial Code of the State of New York, or any corresponding or succeeding provisions of Laws of the State of New York, or any corresponding or succeeding provisions of Laws, in each case as the same may have been and hereafter may be adopted, supplemented, modified, amended, restated or replaced from time to time.

“Unapproved Image” has the meaning set forth in Section 3.16(d)(ii).

“Warrants” has the meaning set forth in Section 2.6(a)(iv).

“Warrant Shares” has the meaning set forth in Section 5.16.

“Website(s)” shall mean all of the internet domain names for the Company set forth on Schedule 3.7.

ARTICLE II

PURCHASE AND SALE

2.1.  The Merger.

(a)  At the Effective Time, (i) the separate existence of Acquisition Corp. will cease and Acquisition Corp. will be merged with and into the Company (Acquisition Corp. and the Company are sometimes referred to herein as the “Constituent Corporations”; with respect to periods after the Effective Time, the Company is sometimes referred to herein as the “Surviving Corporation”); (ii) the Certificate of Incorporation of Acquisition Corp. in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation; and (iii) the By-laws of Acquisition Corp. as in effect immediately prior to the Effective Time shall be the By-laws of the Surviving Corporation.

(b)  At and after the Effective Time, title to all property owned by each of the Constituent Corporations shall vest in the Surviving Corporation without reversion or impairment, and the Surviving Corporation shall automatically have all of the liabilities of each Constituent Corporation.

(c)  Immediately after the Effective Time, the members of the Board of Directors of the Surviving Corporation shall be as follows, provided however, neither Parent nor the Surviving Corporation is under any obligation to maintain any person in any such position:

(i)  Tom Butta, Tom Costanza and Jerry Oliver; and

(ii)  such persons as Parent may elect.

(d)  Immediately after the Effective Time, the Board of Directors of the Surviving Corporation shall name the following persons as officers of the Surviving Corporation, provided however, subject only to the Employment Agreements, neither Parent nor the Surviving Corporation is under any obligation to maintain any person in any such position:

(i)  Tom Butta – President

Jerry Oliver – Vice President and General Manager

Tom Costanza – Vice President – Chief Financial Officer and Secretary

(ii)  such other persons as the Board of Directors of the Surviving Corporation shall designate.

(e)  The parties hereto acknowledge and agree that the fair market value of the shares of the Series A Convertible Preferred Stock of Parent issued to the Stockholders is $3,150,000 and will report it as such for all purposes with respect to the transaction contemplated hereby, including for tax purposes.

2.2.  Intentionally Omitted.

2.3.  Certificate of Merger. As soon as practicable following fulfillment or waiver of the conditions specified in Article IX hereof, and provided that this Agreement has not been terminated and abandoned pursuant to Article XIII hereof, the Company and Acquisition Corp. will cause the Certificate of Merger in substantially the form of Exhibit A attached hereto (the “Certificate of Merger”) to be executed and filed with the Delaware Secretary of State as provided in the Delaware General Corporation Law. The purpose of the Surviving Corporation shall be to engage in any and all business activities in which a corporation is permitted to engage in accordance with the Delaware General Corporation Law.

2.4.  Effective Time of the Merger. The Merger shall become effective at 11:59 p.m. on the day of the filing of the Certificate of Merger with the Delaware Secretary of State or at such other date or time thereafter as the parties may agree. The date and time of such effectiveness is herein sometimes referred to as the “Effective Time”.

2.5.  Effect on Capital Stock; Exchange Procedures.

(a)  As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of the Company Securities or capital stock of Acquisition Corp.:

(i)  Each issued and outstanding share of the Company Securities shall be converted into the right to receive a portion of the Merger Consideration as defined in Section 2.6. All of the Company Securities shall be cancelled, and each holder of a certificate representing any of the Company Securities shall thereafter cease to have any rights with respect to the Company Securities except the right to receive the Merger Consideration pursuant to the terms hereof. Any shares of the Company Securities held as treasury shares by the Company shall be canceled and not be converted into the right to receive any consideration.

(ii)  Each issued and outstanding share of the capital stock of Acquisition Corp. shall remain outstanding.

(b)  Immediately after the Effective Time, Parent shall supply or cause to be supplied to the Exchange Agent, for exchange in accordance with this Section 2.5, through such reasonable procedures as the Exchange Agent may adopt, the Closing Payment. The Stockholders agree to comply with all such procedures, in addition to the procedures set forth in this Section 2.

(c)  As soon as practicable after the Effective Time, each holder of Company Securities will surrender the certificates representing the Company Securities to the Exchange Agent. Upon the surrender of all the Company Securities owned by a Stockholder, such Stockholder shall promptly receive from the Exchange Agent the portion of the Closing Payment which such Stockholder is entitled to receive pursuant to Schedule I.

(d)  If the Closing Payment (or any portion thereof) to be paid to any Stockholder is to be delivered to any person other than the person in whose name the Company Securities are registered, it shall be a condition to such exchange that the Company Securities so surrendered shall be properly endorsed or otherwise in proper form for transfer and the person requesting such exchange (a) establish to the satisfaction of the Exchange Agent and the Parent the propriety of such transfer and (b) (i) pay any transfer or other taxes required by reason of the payment of such consideration to a person other than the registered holder of the Company Securities surrendered, or (ii) establish to the satisfaction of the Exchange Agent and the Parent that such tax has been paid or is not applicable.

(e)  If any certificate representing Company Securities has been lost, stolen or destroyed, the Exchange Agent shall issue the applicable Closing Payment deliverable in respect thereof upon (i) the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed and (ii) if required by the Parent, the posting by such person of a bond in such reasonable amount as the Parent may direct as indemnity against any claim that may be made against it with respect to such certificate.

(f)  From and after the Effective Time, no transfer of any shares of Company Securities outstanding prior to the Effective Time shall be made on the stock transfer books of the Company.

2.6.  Merger Consideration.

(a)  The consideration that the Stockholders shall collectively be entitled to receive by virtue of the Merger shall be the sum of the cash set forth in subsection (a)(i) below, the Notes, the Preferred Stock and the Warrants, subject to adjustment as set forth in Sections 2.8 (collectively, the “Merger Consideration”). The Merger Consideration shall consist of:

(i)  $4,500,000 reduced by the Company Merger Costs in cash;

(ii)  $2,350,000 in the form of three-year secured notes substantially in the form of Exhibit 2.6(a)(ii) hereto (the “Notes”);

(iii)  $3,150,000 in Series A Convertible Preferred Stock of Parent in the form of Exhibit 2.6(a)(iii) hereto (the “Preferred Stock”), at a per share price equal to $315;

(iv)  Warrants to purchase 750,000 shares of the Common Stock of Parent substantially in the form of Exhibit 2.6(a)(iv) hereto (the “Warrants”).

(b)  The “Closing Payment” shall mean:

(v)  $4,000,000 reduced by the Company Merger Costs in cash;

(vi)  $2,500,000 face amount of Preferred Stock; and

(vii)  the Warrants.

Each Stockholder shall be entitled to receive the component of the Purchase Price set forth opposite his name on Schedule I hereto.

2.7.  Payment of the Merger Consideration. The Merger Consideration shall be payable by Acquisition Corp. and Parent as follows:

(a)  The Closing Payment shall be payable by Acquisition Corp. and Parent to Stockholders on the Closing Date. An amount equal to the Company Merger Costs will be paid by Acquisition Corp. and Parent to the Company on the Closing Date.

(b)  The cash portion of the Closing Payment shall be payable in United States Dollars and shall be delivered by Acquisition Corp. and Parent on the Closing Date by wire transfer of immediately available funds.

(c)  Subject to the provisions of this Section 2.7, $500,000 in cash, Notes in the aggregate principal amount of $2,350,000 and Preferred Stock in the face amount of $650,000 (collectively, the “Escrow Fund”) shall be held in escrow subject to the terms and conditions of the Escrow Agreement attached hereto as Exhibit C.

2.8.  Procedure to Establish Net Worth.

(a)  Not less than three days nor more than ten days prior to the Effective Time, the Company shall deliver to Parent a schedule (the “Preliminary Schedule”) detailing any unpaid Company Merger Costs.

(b)  Within 60 days after the Closing Date, the Stockholder Representative will provide the Parent with a Closing Balance Sheet and a calculation of the Company’s Net Worth. For purposes of calculating Net Worth and the Closing Balance Sheet, Company Merger Costs will be excluded from the calculation of Net Worth and not listed as a liability on the Closing Balance Sheet. The Parent must dispute the Net Worth calculation or the Closing Balance Sheet within 45 days of receiving such calculation from the Stockholder Representative. If such calculation or the Closing Balance Sheet is not disputed by the Parent sending notice to the Stockholder Representative within such period, the Parent will be deemed to have accepted the Net Worth calculation and the Closing Balance Sheet. If by the 120th day after the Closing Date the independent accountants regularly employed by the Parent (the “Parent’s accountants) and the independent accountants for the Stockholder Representative (which shall be the same firm of accountants previously employed by the Company) (the “Stockholder Representative’s Accountants) are unable to agree upon the Net Worth calculations or the Closing Balance Sheet, the Parent’s Accountants and the Stockholder Representative’s Accountants shall provide their calculations of Net Worth and Closing Balance Sheet to a third-party independent accountant (the “Third Party Accountant”) familiar with the Business and mutually agreed upon by the Parent’s Accountants and the Stockholder Representative’s Accountants who shall make a determination as to the Company’s Net Worth as of the Closing Date. If the Parent’s Accountants and the Stockholder Representative’s Accountants cannot agree upon the Third Party Accountant, the dispute shall be submitted to Arbitration in accordance with Section 12.1 of this Agreement. The expenses for the Independent Accountant shall be paid for by the party whose calculation of Net Worth was most different from the calculation of such third-party accountants, as determined by such Third-Party Accountant in its reasonable discretion. To the extent that the Net Worth of the Company as of the Closing Date as finally determined is in excess of $1,266,168 (the “Excess Net Worth”), additional Notes issued as of the Effective Time in the principal amount of the Excess Net Worth shall be deposited into Escrow pursuant to the Escrow Agreement. In such case and if so requested by the Stockholder Representative, that number of shares of Preferred Stock in a face amount equal to the Excess Net Worth shall be released from Escrow and distributed to the Stockholders in accordance with the Escrow Agreement. Notwithstanding anything contained in this Agreement to the contrary, if (i) the aggregate face amount of the Notes, plus (ii) the aggregate face amount of the additional Notes required to be issued pursuant to the foregoing provisions of this Section 2.8(b), would exceed forty percent (40%) of the Merger Consideration (taking into account the aggregate face amount of the additional Notes required to be issued pursuant to the foregoing provisions of this Section 2.8(c)), the aggregate face amount of the additional Notes in excess of forty percent (40%) of the Merger Consideration (taking into account the aggregate face amount of the additional Notes required to be issued pursuant to the foregoing provisions of this Section 2.8(c) shall not be issued and Parent shall instead issue such number of additional shares of Preferred Stock as is necessary to make-up the difference. If the Net Worth of the Company as of the Closing Date is less than $1,266,168, the deficiency will be addressed as provided in the Escrow Agreement. If the Net Worth of the Company as of the Closing Date is equal to $1,266,168, no adjustments to the Merger Consideration will be made pursuant to the provisions of this Section.

(c)  From and after the Closing, solely for the purpose of the Stockholder Representative preparing the Closing Balance Sheet and calculating the Company’s Net Worth as of the Closing Date, the Company will permit the Stockholder Representative and its representatives to have reasonable access to the Company’s respective officers, directors, employees, agents, assets and properties and all relevant books, records and documents of or relating to the Business and assets of the Company during normal business hours and will furnish to the Stockholder Representative and its representatives such information, financial records and other documents relating to the Company and the Business as may reasonably be requested. Any such information, financial records and other documents relating to the Company and the Business provided to the Stockholder Representative and its representative shall be subject to the provisions of Section 7.1 of this Agreement.

2.9.  [Intentionally Omitted]

2.10.  Closing. Subject to the satisfaction or waiver of the conditions set forth in Article VIII, the closing (the “Closing”) of the Merger hereunder shall take place at the offices of Loeb & Loeb LLP in New York, on May 10, 2006 at 10:00 a.m., or at such other date, time or place as Parent, Acquisition Corp., the Stockholder Representative and the Company may agree (the date and time at which the Closing is actually held being the “Closing Date”). In addition to those obligations set forth in Article IX, at the Closing,

(a)  Parent shall deliver the Closing Payment in accordance with Section 2.7(a); and

(b)  Each of the Stockholders will deliver to Acquisition Corp. certificates representing the Stockholder’s Company Securities, duly endorsed, together with any other documents that are necessary to transfer to Acquisition Corp. good title to all of the Stockholder’s Securities, free and clear of any and all Liens.

2.11.  No Further Transfers; Lost, Stolen or Destroyed Certificates. The Merger Consideration paid pursuant to the Merger upon the surrender for exchange of shares of Company Securities in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares of Company Securities, and upon and after the Effective Time, no transfer of the shares of Company Securities outstanding prior to the Effective Time shall be made on the stock transfer books of the Surviving Corporation. If, after the Effective Time, certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Article II.

2.12.  Effect of the Merger. Upon and after the Effective Time: (a) the shares of the Company shall be converted as provided in this Agreement; (b) the former holders of such shares will be entitled only to the rights provided in this Agreement or to the rights provided under Delaware General Corporation Law; and (c) the Merger shall otherwise have the effect provided under the applicable laws of the state of Delaware.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF
THE STOCKHOLDERS AND THE COMPANY

The Stockholders, joint and severally (but subject in all cases to the limitations and conditions contained in Article XI and in the Escrow Agreement) hereby represent and warrant to Parent and Acquisition Corp. that:

3.1.  Corporate Existence and Power. The Company is a corporation duly formed, validly existing and in good standing under and by virtue of the Laws of the State of Delaware, and has all power and authority, corporate and otherwise, and all governmental licenses, franchises, permits, authorizations, consents and approvals required to own and operate its properties and assets and to carry on its business as now conducted and as proposed to be conducted. Except as set forth on Schedule 3.1, the Company is not qualified to do business as a foreign corporation in any jurisdiction, and there is no jurisdiction in which the character of the property owned or leased by the Company or the nature of its activities make qualification of the Company in any such jurisdiction necessary, except where the failure to so qualify would not have a Material Adverse Effect. The only offices, warehouses or business locations of the Company are listed on Schedule 3.1 (the “Offices”). The Company has not taken any action, adopted any plan, or made any agreement in respect of any merger, consolidation, sale of all or substantially all of its respective assets, reorganization, recapitalization, dissolution or liquidation, except as explicitly set forth in this Agreement.

3.2.  Corporate Authorization. The execution, delivery and performance by the Company of this Agreement and each of the other Additional Agreements to which the Company is named as a party and the consummation by the Company of the transactions contemplated hereby and thereby are within the corporate powers of the Company and have been duly authorized by all necessary action on the part of the Company, including the approval of the Stockholders. This Agreement constitutes, and, upon their execution and delivery, each of the Additional Agreements will constitute, a valid and legally binding agreement of the Company, enforceable against the Company in accordance with their respective terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, or (ii) rules of law governing specific performance, injunctive relief or other equitable remedies.

3.3.  Charter Documents; Legality. The Company has previously delivered to Parent true and complete copies of its Certificate of Incorporation and By-Laws, minute books and stock books (the “Charter Documents”), as in effect or constituted on the date hereof. The execution, delivery, and performance by the Company and each Stockholder of this Agreement and any Additional Agreement to which the Company or such Stockholder is to be a party has not violated and will not violate, and the consummation by the Company or the Stockholders of the transactions contemplated hereby or thereby will not violate, any of the Charter Documents or any Law.

3.4.  Capitalization and Ownership of the Company. Schedule 3.4 sets forth, with respect to the Company, (i) the Company’s authorized capital, (ii) the number of the Company’s securities that are outstanding, (iii) each Stockholder owning the Company’s securities and the number of shares of such securities owned by such Stockholder, and (iv) each security convertible into or exercisable or exchangeable for the Company’s securities, the number and type of securities such security is convertible into, the exercise or conversion price of such security and the holder of such security. Except as set forth on Schedule 3.4, no person other than the Stockholders owns any securities of the Company. Except as set forth on Schedule 3.4, there is no Contract that requires or under any circumstance would require the Company to issue, or grant any right to acquire, any securities of the Company, or any security or instrument exercisable or exchangeable for or convertible into, the capital stock or membership interest of the Company or to merge, consolidate, dissolve, liquidate, restructure, or recapitalize the Company. The Company Securities (i) have been duly authorized and validly issued and are fully paid and nonassessable, and the shares of Company Common Stock issued upon conversion of the Company Preferred Stock will, upon such conversion, be validly issued, fully paid and nonassessable, and (ii) were issued in compliance with all applicable federal and state securities laws.

3.5.  Subsidiaries. The Company does not own, and since its formation has not owned, directly or indirectly, any security or other ownership interest in any other Person. The Company is not a party to any agreement relating to the formation of any joint venture, association or other Person.

3.6.  Affiliates. Other than the Stockholders, the Company is not controlled by any Person and the Company is not in control of any other Person. Schedule 3.6 lists each Contract, arrangement, or understanding to which the Company and any Stockholder or any Affiliate of any Stockholder is a party. Except as disclosed in Schedule 3.6, none of the Stockholders or any Affiliate of any Stockholder (i) own, directly or indirectly, in whole or in part, any tangible or intangible property (including Intellectual Property rights) that the Company uses or the use of which is necessary for the conduct of the Company’s business, or (ii) have engaged in any transaction with the Company.

3.7.  Assumed Names. Schedule 3.7 is a complete and correct list of all assumed or “doing business as” names currently or formerly used by the Company, including names on any Websites. The Company has not used any name other than the names listed on Schedule 3.7 to conduct its business. The Company has filed appropriate “doing business as” certificates in all applicable jurisdictions. Except as indicated on Schedule 3.7, all Websites are in good working order.

3.8.  Governmental Authorization. None of the execution, delivery or performance by the Company of this Agreement or any Additional Agreement requires any consent, approval, license or other action by or in respect of, or registration, declaration or filing with, any Authority.

3.9.  Consents. The Contracts listed on Schedule 3.9 are the only material agreements, commitments, arrangements, contracts or other instruments binding upon the Company or any of its properties requiring a consent, approval, authorization, order or other action of or filing with any Person as a result of the execution, delivery or performance of this Agreement or any of the Additional Agreements or the consummation of the transactions contemplated hereby or thereby (each of the foregoing, a “Company Consent”).

3.10.  Financial Statements.

(a)  Attached hereto as Schedule 3.10(a) are audited balance sheets of the Company as of December 31, 2004 and December 31, 2005, and the related statements of operations, stockholders’ deficit and cash flows for each of the years in the three-year period ended December 31, 2005, and an unaudited balance sheet of the Company as of March 31, 2006 (collectively, the “Financial Statements”). The balance sheet contained in the Financial Statements as of December 31, 2005 is referred to herein as the “December Balance Sheet”. The balance sheet contained in the Financial Statements as of March 31, 2006 is referred to herein as the “March Balance Sheet”. The Financial Statements (i) were prepared from the Books and Records; (ii) except as set forth on Schedule 3.10, were prepared in accordance with GAAP; (iii) fairly and accurately present the Company’s financial condition and the results of its operations as of their respective dates and for the periods then ended; (iv) contain and reflect all necessary adjustments and accruals for a fair presentation of the Company’s financial condition as of their dates; and (v) contain and reflect adequate provisions for all reasonably anticipated liabilities for all material income, property, sales, payroll or other Taxes applicable to the Company with respect to the periods then ended. The Company has heretofore delivered to Parent complete and accurate copies of all “management letters” received by it from the Company’s accountants and all responses during the last three years by lawyers engaged by the Company to inquiries from the Company’s accountant or any predecessor accountants.

(b)  Except as specifically disclosed, reflected or fully reserved against on the March Balance Sheet and for liabilities and obligations of a similar nature and in similar amounts incurred in the ordinary course of business since the date of the March Balance Sheet and except as set forth on Schedule 3.10(b), there are no liabilities, debts or obligations of any nature (whether accrued, absolute, contingent, liquidated or unliquidated, unasserted or otherwise) relating to the Company. All debts and liabilities, fixed or contingent, which should be included under GAAP on an accrual basis on the March Balance Sheets are included therein.

(c)  The December Balance Sheet and March Balance Sheet accurately reflect the outstanding Indebtedness of the Company as of the date thereof. Except as set forth on Schedules 3.10(a), the Company does not have any Indebtedness.

(d)  All forecasts, presentations or projections relating to the future results of operations of the Company were based upon reasonable assumptions and were prepared in good faith by the Company.

(e)  All accounts, books and ledgers of the Company have been properly and accurately kept and completed in all material respects, and there are no material inaccuracies or discrepancies of any kind contained or reflected therein. The Company has none of its records, systems controls, data or information recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held by any means (including any mechanical, electronic or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) is not under the exclusive ownership (excluding licensed software programs) and direct control of the Company and which is not located at the Offices or at locations set forth on Schedule 3.10(e).

3.11.  Accounts Receivable. Schedule 3.11 sets forth as of a date within three days of the Closing Date all accounts, notes and other receivables, whether or not accrued, and whether or not billed, of the Company, in accordance with GAAP (“Accounts Receivable”). Except as set forth in Schedule 3.11, all Accounts Receivable represent bona fide revenues of the Company pursuant to the Business and are fully collectible, net of any reserves shown on the March Balance Sheet. Except as set forth on Schedule 3.11, all accounts and notes receivable reflected on the December Balance Sheet, or arising since December 31, 2005, have been collected, or are and to the knowledge of the Company will be good and collectible, in each case at the aggregate recorded amounts thereof without right of recourse, defense, deduction, return of goods, counterclaim, offset, or set off on the part of the obligor.

3.12.  Books and Records.

(a)  The Books and Records accurately and fairly, in reasonable detail, reflect the Company’s transactions and dispositions of assets. The Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that:

(i)  transactions are executed in accordance with management’s authorization;

(ii)  access to assets is permitted only in accordance with management’s authorization; and

(iii)  recorded assets are compared with existing assets at reasonable intervals, and appropriate action is taken with respect to any differences.

(b)  The Company has heretofore made all of its Books and Records available to Parent for its inspection and has heretofore delivered to Parent complete and accurate copies of documents referred to in the Schedules or as Parent otherwise has requested. All Contracts, documents, and other papers or copies thereof delivered to Parent by or on behalf of the Company in connection with this Agreement and the transactions contemplated herein are accurate, complete, and authentic.

(c)  Schedule 3.12(c) is a complete and correct list of all savings, checking, brokerage or other accounts pursuant to which the Company has cash or securities on deposit and such list indicates the signatories on each account.

3.13.  Absence of Certain Changes.

(a)  Except as set forth in Schedule 3.13(a), since December 31, 2005, the Company has conducted its business in the ordinary course of business consistent with past practices, and there has not been:

(i)  any Material Adverse Change or any event, occurrence, development or state of circumstances or facts which could reasonably be expected to result individually or in the aggregate in a Material Adverse Effect on the Company’s ability to consummate the transactions contemplated herein or upon the value to Parent or Acquisition Corp. of the transactions contemplated hereby;

(ii)  any transaction, contract, agreement or other instrument entered into, or commitment made, by the Company relating to the Business or any relinquishment by the Company of any Contract or other right, in either case other than transactions and commitments in the ordinary course of business consistent in all respects, including kind and amount, with past practices and those contemplated by this Agreement;

(iii)  any bonus, salary or other compensation paid or agreed to be paid to any employee except in accordance with Schedule 3.13(a);

(iv)  any capital expenditure except in the ordinary course of business consistent with past practice;

(v)  any sale, lease, license or other disposition of any of its assets except (i) pursuant to existing Contracts or commitments disclosed herein and (ii) sales of products or inventory in the ordinary course of business consistent with past practice;

(vi)  acceptance of any returns except in the ordinary course of business, consistent with past practice;

(vii)  any default under any term or provision of any Contract;

(viii)  an increase in the amount of Indebtedness of the Company;

(ix)  the incurrence of Liens on any of its assets;

(x)  any damage, destruction or loss of property related to any of its assets, whether or not covered by insurance;

(xi)  any delay, acceleration or cancellation of any receivables or indebtedness owed to the Company or write-off or additional reserves made with respect to the same;

(xii)  any merger or consolidation with or acquisition of any other Person;

(xiii)  the lapse of any insurance policy protecting the Company’s assets;

(xiv)  any change in its accounting principles or methods or write down the value of any inventory or assets;

(xv)  any change in location where the Company conducts business;

(xvi)  any extension of any loans other than travel or other expense advances to employees in the ordinary course of business consistent with past practice exceeding $1,000 individually or $10,000 in the aggregate;

(xvii)  any increase or reduction in the prices of products sold except in the ordinary course of business consistent with past practice;

(xviii)  any agreement to change any practices or terms, including payment terms, with respect to customers or suppliers;

(xix)  any change in the Company’s hiring practices for employees, consultants or advisors;

(xx)  any dividend or distribution to Stockholders; or

(xxi)  any agreement to do any of the foregoing.

(b)  Except as set forth on Schedule 3.13(a) and actions taken in good faith to invest in the Company’s business, since December 31, 2005, through and including the Closing Date, the Company has not taken any action nor has had any event occur which would have violated any covenant of the Company set forth in Article VI hereof.

3.14.  Real Property.

(a)  The Company does not own any Real Property. The Company has delivered to Parent true, correct, and complete copies of the lease and all amendments thereto for office space listed on Schedule 3.14(a) (the “Office Lease”). The Office Lease, together with all amendments, is listed in Schedule 3.14(a) and is valid and enforceable by the Company with respect to the other party thereto. The Company has not breached or violated and is not in default under the Office Lease or any local zoning ordinance, the breach or violation of which could individually or in the aggregate have a Material Adverse Effect, and no notice from any Person has been received by the Company or served upon the Company or any Stockholder claiming any violation of any lease or any local zoning ordinance. The Company has no other leases for Real Property except as set forth on Schedule 3.14(a).

(b)  The Company has not experienced any material interruption in the delivery of adequate quantities of any utilities (including electricity, natural gas, potable water, water for cooling or similar purposes and fuel oil) or other public services (including sanitary and industrial sewer service) required by the Company in the operation of the Business.

3.15.  Tangible Personal Property.

(a)  Each piece of Tangible Assets is in operating condition and repair and functions in accordance with its intended use (ordinary wear and tear excepted), has been properly maintained, and is suitable for its present uses. Schedule 3.15(a) sets forth a complete and correct list of the Tangible Assets owned by the Company, setting forth a description of such property and its location, as of a date within three days of the Closing Date.

(b)  The Company has, and upon consummation of the transactions contemplated hereby will have, good, valid and marketable title in and to each piece of Tangible Assets listed on Schedule 3.15(a) hereto, free and clear of all Liens, except as set forth on Schedule 3.15(b).

(c)  The Company has good title to, or a valid leasehold or license interest in, all its properties and assets (whether tangible or intangible), free and clear of all Liens. The personal and other properties and assets owned by the Company or leased or licensed by the Company from a third party constitute all such properties and assets which are necessary to the Business as presently conducted and as presently proposed to be conducted.

(d)  The materials and supplies included in the inventory of the Company as of the Closing Date will be (i) substantially equivalent in quality and quantity, subject to seasonality, to the materials and supplies, and additions thereto, generally included in such inventory in the past; and (ii) valued in accordance with GAAP and applied on a basis consistent with that used in the Financial Statements.

(e)  Except as indicated on Schedule 3.15(a), all Tangible Assets are located at the Offices.

3.16.  Intellectual Property.

(a)  Schedule 3.16(a) sets forth a true and complete list of all patents and patent applications, trademarks, service marks, trademark and service mark registrations, trademark and service mark applications, registered copyrights and copyright applications, and Internet domain names and Websites, in each case that are owned by the Company and used or held for use by or otherwise material to the Business (collectively, together with unregistered copyrights and trade secrets, know-how and similar confidential and proprietary information owned by the Company and material to the Business (which unregistered copyrights and information are not listed on Schedule 3.16(a)), “Owned Intellectual Property”).

(b)  Schedule 3.16(b) sets forth a true and complete list of all material computer software developed in whole or in part by or on behalf of the Company, including such developed computer software and databases that are operated or used by the Company on its Websites or used by the Company in connection with processing customer orders, storing customer information or storing and archiving Images that are owned by the Company and used or held for use by or otherwise material to the business (collectively, “Software”). Except for the software (including prepackaged third party software) listed on Schedule 3.16(g), the Software is the only computer software that is used or held for use by or otherwise material to the Business.

(c)  Schedule 3.16(c) sets forth a true and complete list of all licenses, sublicenses and other agreements pertaining to Intellectual Property or Software to which the Company is a party, including agreements with major Internet service providers and major Internet portals, in each case which are valid and used or held for use by or otherwise material to the Business (collectively, “Licensed Intellectual Property”).

(d)  As used herein:

(i)  “Intellectual Property” means any and all of the following, but excluding Images: (A) U.S., international and foreign patents, patent applications and statutory invention registrations; (B) trademarks, licenses, inventions, service marks, trade names, trade dress, slogans, logos and Internet domain names, including registrations and applications for registration thereof; (C) copyrights, including registrations and applications for registration thereof, and copyrightable materials; (D) trade secrets, know-how and similar confidential and proprietary information; (E) “ArtSelect” and the additional names listed on Schedule 3.7 and all derivations thereof; (F) u.r.l.s; and (G) any other type of Intellectual Property right, and all embodiments and fixations thereof and related documentation, registrations and franchises and all additions, improvements and accessions thereto, in each case which is owned or licensed or filed by the Company or used or held for use in the Business, whether registered or unregistered or domestic or foreign.

(ii)  “Image” means a reproduction of any artwork, photograph, illustration or image of any type.

(iii)  “Approved Images” means Images used or held for use by the Company in connection with the Business for which the Company has the right to grant sublicenses to third parties.

(iv)  “Unapproved Images” means Images used or held for use by the Company in connection with the Business for which the Company has not been granted the right to grant sublicenses to third parties.

(v)  “Offered Images” means, collectively, Approved Images and Unapproved Images.

(vi)  “Owned Images” means Images for which the Company owns the copyright thereto.

(vii)  “Licensed Images” means Images for which the Company has licensed rights from a third party.

(e)  The Company’s ownership and use in the ordinary course of the Owned Intellectual Property and the use of the Software and Licensed Intellectual Property does not infringe upon or misappropriate the valid Intellectual Property rights, privacy rights or right of publicity of any third party.

(f)  Except as set forth in Schedule 3.16(f), the Company is the owner of the entire and unencumbered right, title and interest in and to each item of Owned Intellectual Property, and the Company is entitled to use, and is using in the Business, the Owned Intellectual Property, Software, Offered Images and Licensed Intellectual Property in the ordinary course.

(g)  Except for the Intellectual Property listed on Schedule 3.16(g), the Owned Intellectual Property, Software, Offered Images and the Licensed Intellectual Property include all of the Intellectual Property used in the ordinary day-to-day conduct of the Business, and there are no other items of Intellectual Property, Software, Offered Images or Licensed Intellectual Property that are material to such ordinary day-to-day conduct of the Business. The Owned Intellectual Property and, to the knowledge of the Company, the Licensed Intellectual Property, is subsisting, valid and enforceable, and has not been adjudged invalid or unenforceable in whole or part.

(h)  Except as set forth on Schedule 3.16(h), no claims or legal proceedings have been asserted against the Company and not disposed of, or are pending or, to the knowledge of the Company, threatened against the Company: (i) based upon or challenging or seeking to deny or restrict the use by the Company of any of the Owned Intellectual Property, Software, Offered Images or Licensed Intellectual Property; (ii) alleging that any services provided by, processes used by, or Images offered by the Company infringe upon or misappropriate any Intellectual Property right, software or Images of any third party; (iii) alleging that any Intellectual Property licensed to the Company under the Licensed Intellectual Property infringes upon any Intellectual Property right, software or Images of any third party or is being licensed or sublicensed to the Company in conflict with the terms of any license or other agreement; or (iv) challenging the Company’s ownership of the Owned Intellectual Property or use of any Licensed Intellectual Property, Software, or Offered Images.

(i)  To the knowledge of the Company, no Person is engaged in any activity that infringes upon the Owned Intellectual Property, the Licensed Intellectual Property, Software or Offered Images. The Company has not granted any license or other right currently outstanding to any third party with respect to the Owned Intellectual Property, Licensed Intellectual Property, Software, or Offered Images, except for (i) licenses comprising invoices incurred in the ordinary course, and (ii) those licenses set forth in Schedule 3.16(i). The consummation of the transactions contemplated by this Agreement will not result in the termination or impairment of any of the Owned Intellectual Property, Licensed Intellectual Property, Software or Offered Images.

(j)  Except for licenses comprising invoices incurred in the ordinary course, the Company has delivered or made available to Acquisition Corp. correct and complete copies of all documents relating to Owned Intellectual Property, Software and Offered Images and licenses and sublicenses of the Licensed Intellectual Property to which the Company is a party. With respect to each such license and sublicense:

(i)  such documents and license or sublicense are valid and binding and in full force and effect and, together with the related invoices, represents the entire agreement between the respective licensor and licensee with respect to the subject matter of such license or sublicense;

(ii)  assuming the receipt or making of all necessary consents, approvals, waivers, authorizations, novations, notices and filings in connection with the transactions contemplated by this Agreement, such document, license or sublicense will not cease to be valid and binding and in full force and effect on terms identical to those currently in effect as a result of the consummation of the transactions contemplated by this Agreement, nor will the consummation of the transactions contemplated by this Agreement constitute a breach or default under such document, license or sublicense or otherwise give the licensor or sublicensor a right to terminate such document, license or sublicense;

(iii)  the Company has not (A) received any notice of termination or cancellation under such document, license or sublicense, (B) received any notice of a breach or default under such document, license or sublicense, which breach has not been cured, or (C) granted to any other third party any rights, adverse or otherwise, under such document, license or sublicense that would constitute a breach of such document, license or sublicense; and

(iv)  assuming the receipt or making of all necessary consents, approvals, waivers, authorizations, novations, notices and filings in connection with the transactions contemplated by this Agreement, neither the Company nor, to the knowledge of any Company, any other party to such license or sublicense is in breach or default in any material respect under such license or sublicense and, no event has occurred that, with notice or lapse of time would constitute such a breach or default or permit termination, modification or acceleration under such license or sublicense.

(k)  The Company has obtained all governmental authorizations necessary for exporting the Software outside the U.S. or Canada and importing the Software into any country in which the Software is now sold or licensed for use, and all such export and import Governmental Authorizations in the U.S. and Canada and throughout the world are valid, current outstanding and in full force and effect. No rights in the Software have been transferred by the Company to any third party except to the customers of the Company to whom the Company has licensed such Software in the ordinary course.

(l)  The Company has the right to use all software development tools, image processing tools, library functions, compilers and other third party software that is material to the Business or that is required to operate or modify the Software.

(m)  The Company has taken reasonable steps to maintain the confidentiality of its trade secrets and other confidential Intellectual Property and (i) there has been no misappropriation of any material trade secrets or other material confidential Intellectual Property of the Company by any Person; (ii) no employee, independent contractor or agent of the Company has misappropriated any trade secrets of any other Person in the course of his performance as an employee, independent contractor or agent; and (iii) no employee, independent contractor or agent of the Company is in default or breach of any term of any employment agreement, non-disclosure agreement, non-compete obligation, assignment of invention agreement or similar agreement or contract relating in any way to the protection, ownership, development, use or transfer of Intellectual Property, other than those which individually or in the aggregate would not have a Material Adverse Effect.

(n)  The trademarks constituting Owned Intellectual Property have been duly registered with, filed in, issued by or applied for with, as the case may be, the United States Patent and Trademark Office or such other appropriate filing offices, domestic or foreign, as are identified on Schedule 3.16(a), and such registrations, filings, issuances, applications and other actions remain in full force and effect, and are current and unexpired.

3.17.  Images.

(a)  To the knowledge of the Company, based upon reasonable commercial practices, Schedule 3.17(a) sets forth a true and complete list of the 1,000 top Images by revenue in each of the three fiscal years ended December 31, 2005, the amount of revenue accounted for by each such image and the number of times such Image was sold or licensed. Except for public domain imagery and except as set forth in Schedule 3.17(a), the Company either owns or licenses all Images used or held for use by the Company in connection with the Business. The Offered Images include all of the Images used or held for use by the Company and material to the operation of the Business as currently conducted. The Company has the right to display, reproduce, distribute, market, transmit electronically (except when expressly prohibited by contract), and (except in the case of Unapproved Images) sublicense the use of each Offered Image to the extent required for the continued operation of the Business in a manner consistent with the Company’s past practice. Except as detailed on Schedule 3.17(a), to the knowledge of the Company, no public domain Image included in the Offered Images requires a license or the payment of a fee for the Company’s use thereof in a manner consistent with the Company’s past practice.

(b)  The Company has not granted any license, sublicense or other right to any Person with respect to any Unapproved Images. The Company has not granted any license, sublicense or other right to any Person with respect to any Approved Image that would constitute a breach of any agreement or license pertaining to such Approved Image or which have a Material Adverse Effect.

(c)  The display, sale, reproduction, electronic transmission (except when expressly prohibited by contract), marketing, distribution and sublicensing of the Images by the Company does not infringe upon the Intellectual Property right, privacy rights or right of publicity of any third party, except for those that individually or in the aggregate would not have a Material Adverse Effect. The display, sale, reproduction, electronic transmission (except when expressly prohibited by contract), marketing, distribution and sublicensing of the Images by the Company does not constitute a breach of any agreement or license to which the Company is a party.

(d)  Except as set forth in Schedule 3.17(d), no claims have been asserted and not disposed of, or are pending or, to the knowledge of the Company, threatened against the Company or, to the knowledge of the Company, against any customer of the Company or any third party licensor or licensee of any Images of the Company (whether Owned Images, Licensed Images, or Offered Images): (i) based upon or challenging or seeking to deny or restrict the display, sale, reproduction, electronic transmission, performance, marketing, distribution or sublicensing by the Company of any of the Images; (ii) alleging that the sale, reproduction, distribution or sublicensing of the Images does or may infringe upon the Intellectual Property rights, privacy rights, or right of publicity of any third party; or (iii) challenging the ownership of the Images or the Company’s rights to the Images. Except as set forth in Schedule 3.17(d), within the past 12 months no Person has made a claim for indemnification from the Company based on the proper use of an Image.

(e)  Except as set forth on Schedule 3.17(e), to the knowledge of the Company, no Person is engaging in any activity that infringes upon any Images or upon the rights of the Company therein. The consummation of the transactions contemplated by this Agreement will not result in the termination or impairment of the rights of the Company, as they exist on the date hereof or on the Closing Date, to sell, reproduce, market, transmit electronically, perform, distribute or sublicense any of the Images.

(f)  Prior to any display, sale, marketing, electronic transmission, performance, reproduction, distribution or sublicensing of any Image, either: (i) the Company has obtained in writing all such releases and/or other third party consents or authorizations necessary for such display, sale, marketing, electronic transmission, performance, reproduction, distribution or sublicensing; (ii) the artist or photographer providing such Image has represented and warranted to the Company that he has obtained such releases and/or other third party consents or authorizations; or (iii) the Company has advised the licensee that other third party consents or authorizations necessary for the intended use are required prior to any display by such licensee. Copies of such releases and/or other third party consents or authorizations are kept by the Company at its Offices. Schedule 3.17(f) identifies each Image for which the Company has assumed any obligation for the storage and handling of Images and whether or not the Company has an obligation to return such Image.

(g)  With respect to each license or agreement by which the Company has obtained the right to display, sell, reproduce, market, transmit electronically, perform, distribute or sublicense the Images or by which the Company has granted to any third party the right to display, sell, reproduce, market, transmit electronically, or distribute any Images:

(i)  such license or agreement is legal, valid, binding and enforceable and in full force and effect and, together with the related invoices, represents the entire agreement between the parties thereto with respect to the subject matter thereof;

(ii)  assuming the receipt or making of all necessary consents, approvals, waivers, authorizations, novations, notices and filings in connection with the transactions contemplated by this Agreement, such license or agreement will not cease to be legal, valid, binding and enforceable and in full force and effect on terms identical to those currently in effect as a result of the consummation of the transactions contemplated by this Agreement, nor will the consummation of the transactions contemplated by this Agreement constitute a breach or default under such license or agreement, or otherwise give any party thereto a right to terminate such license or agreement;

(iii)  the Company has not: (A) received any notice of termination or cancellation under such license or agreement, and no party thereto has any right of termination or cancellation thereunder except in accordance with its terms; (B) received any notice of a breach or default under such license or agreement which breach or default has not been cured; and (C) granted to any other Person any rights, adverse or otherwise, under such license or agreement; and

(iv)  assuming the receipt or making of all necessary consents, approvals, waivers, authorizations, novations, notices and filings in connection with the transactions contemplated by this Agreement, neither the Company nor, to the knowledge of the Company, any other party to such license or agreement is in breach or default thereof in any material respect and, to the knowledge of the Company, no event has occurred that, with notice or lapse of time would constitute such a breach or default or permit termination, modification or acceleration under such license or agreement.

(h)  Schedule 3.17(h) identifies each contract providing the Company with the right to display, reproduce, distribute or sublicense the use of any Image owned or controlled by a third party that has, since December 31, 2005, been terminated or revoked by either the Company or the third party.

3.18.  Relationships With Licensees, Customers, Suppliers, Etc.

(a)  Schedule 3.18(a) identifies during the fiscal years ended December 31, 2005 and 2004, respectively (i) the 100 largest customers of the Company, the amount of revenues accounted for by such customer during each such period, and the responsible account principal in charge of the customer and (ii) the 50 largest suppliers of Images and the 20 largest other suppliers (other than attorneys, accountants and office leases) of the Company, the amount of expense accounted for by such supplier during each such period, and the responsible account principal in charge of the supplier.

(b)  Schedule 3.18(b) sets forth (i) all prepayments, pre-billed invoices and deposits that have been received by the Company as of the date hereof from customers for products to be shipped, or services to be performed, after the Closing Date, and (ii) with respect to each such prepayment, pre-billed invoice or deposit, (A) the party and contract credited, (B) the date received or invoiced, (C) the products and/or services to be delivered, and (D) the conditions for the return of such prepayment, pre-billed invoice or deposit. All such prepayments, pre-billed invoices and deposits are properly accrued for on the Financial Statements, in accordance with GAAP applied on a consistent basis with the past practice of the Company.

(c)  Schedule 3.18(c) sets forth since December 31, 2005, all purchases (other than attorneys, accountants and office leases) with a cost of in excess of $10,000 for any single item or series or related items.

(d)  Except as set forth on Schedule 3.18(d), since December 31, 2005: (a) there has not been any termination of the business relationship of the Company with any material licensee, customer or supplier; (b) to the knowledge of the Company, there has not been any threatened termination or withholding of payments by, or any material dispute with, any material licensee, customer or supplier; and (c) the Company has not received any notice or been informed that any such event will occur in the future, either as a result of the consummation of the transactions contemplated by this Agreement or otherwise. Except as set forth on Schedule 3.18(d), the Company is not currently in dispute over any terms of any contract or agreement to which the Company and any material licensee, customer or supplier is a party.

3.19.  Litigation. There is no Action (or any basis therefor) pending against, or to the knowledge of the Company, threatened against or affecting the Company, any of its officers or directors, any Stockholder, the business of the Company, or any Contract before any court or arbitrator or any governmental body, agency or official or which in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated hereby. There are no outstanding judgments against the Company. The Company is not now, nor has it been in the past five years, subject to any proceeding with the Federal Trade Commission or the Equal Employment Opportunity Commission or any comparable body of any state or political subdivision.

3.20.  Contracts.

(a)  Each Contract to which the Company is a party is a valid and binding agreement, and is in full force and effect, and the Company nor, to the knowledge of the Company, any other party thereto is in breach or default (whether with or without the passage of time or the giving of notice or both) under the terms of any such Contract. The Company has not assigned, delegated, or otherwise transferred any of its rights or obligations with respect to any Contracts, or granted any power of attorney with respect thereto. The Company has given a true and correct fully executed copy of each material Contract to Parent.

(b)  Schedule 3.20(b) lists each material Contract (other than the Charter Documents) of the Company, including:

(i)  any Contract pursuant to which the Company is required to pay, has paid or is entitled to receive or has received an amount in excess of $25,000 during the current fiscal year or any one of the two preceding fiscal years (other than purchase orders for Inventory entered into in the ordinary course of business (excluding however any such purchase orders which are open for purchases in excess of $50,000));

(ii)  all employment contracts and sales representatives contracts;

(iii)  all sales, agency, factoring, commission and distribution contracts to which the Company is a party;

(iv)  all joint venture, strategic alliance, limited liability company and partnership agreements to which the Company is a party;

(v)  all significant documents relating to any acquisitions or dispositions of assets by the Company (other than of dispositions of Inventory in the ordinary course of business);

(vi)  all licensing agreements, including agreements licensing Intellectual Property rights, other than “shrink wrap” licenses;

(vii)  all secrecy, confidentiality and nondisclosure agreements restricting the conduct of the Company;

(viii)  all Contracts relating to patents, trademarks, service marks, trade names, brands, copyrights, trade secrets and other Intellectual Property rights of the Company;

(ix)  all guarantees, with the terms and conditions and privacy policies and other provisions of the Websites, indemnification arrangements and other hold harmless arrangements made or provided by the Company;

(x)  all Website hosting contracts or agreements;

(xi)  all Contracts or agreements with or pertaining to the Company to which any Stockholder or any Affiliate of any Stockholder is a party;

(xii)  all agreements relating to real property, including any real property lease, sublease, or space sharing, license or occupancy agreement, whether the Company is granted or granting rights thereunder to occupy or use any premises;

(xiii)  all agreements relating to Tangible Assets; and

(xiv)  all agreements relating to outstanding Indebtedness.

(c)  The Company is not subject to any Contract which prohibits, limits or restricts any use by it of any information regarding its customers, including limiting the solicitation of or other communication by it with its customers or providing any information regarding its customers to any third party.

(d)  The Company is in compliance with all material covenants, including all financial covenants, in all notes, indentures, bonds and other instruments or agreements evidencing any Indebtedness.

3.21.  Licenses and Permits. Schedule 3.21 is a complete and correct list of each material license, franchise, permit, order or approval or other similar authorization affecting, or relating in any way to, the Business, together with the name of the government agency or entity issuing the same (the “Permits”). Such Permits are valid and in full force and effect and, assuming the related Company Consents, if any, have been obtained prior to the Closing Date, are transferable by the Company, and none of the Permits will, assuming the related Company Consents have been obtained or waived prior to the Closing Date, be terminated or impaired or become terminable as a result of the transactions contemplated hereby. The Company has all Permits necessary to operate the Business other than those Permits whose absence individually or in the aggregate would not cause a Material Adverse Effect.

3.22.  Compliance with Laws. The Company is not in violation of, has not violated, and to the knowledge of the Company, is not under investigation with respect to nor have been threatened to be charged with or given notice of, any violation or alleged violation of, any Law or Order, nor is there any basis for any such charge.

3.23.  Pre-payments. Except as set forth on Schedule 3.23, the Company has not received any payments with respect to any services to be rendered or goods to be provided after the Closing.

3.24.  Employees. Schedule 3.24 sets forth a true and complete list of the names, titles, annual salaries or wage rates and other compensation, vacation and fringe benefits, claims under benefit plans that the Company has been made aware of, resident alien status (if applicable), residence addresses, social security numbers, and office location of all employees of the Company, indicating part-time and full-time employment and all changes in salaries and wage rates per employee since January 1, 2004. The Company has not promised any employee, consultant or agent of the Company that he or she will be employed by or receive any particular benefits from the Parent or Acquisition Corp. on or after the Closing. Schedule 3.24 sets forth a true and complete list of the names, addresses and titles of the directors and officers of the Company.

3.25.  Compliance with Labor Laws and Agreements. The Company has complied with all applicable Laws and Orders relating to employment or labor other than those Laws and Orders with which it could fail to comply, either individually or in the aggregate, without causing a Material Adverse Effect. Except as set forth on Schedule 3.25, no present or former employee, officer or director of the Company has, or will have at the Closing Date, any claim against the Surviving Corporation for any matter including for wages, salary, vacation, severance, or sick pay except for the same incurred in the ordinary course of business for the last payroll period prior to the Closing Date. To the knowledge of the Company, there is no:

(a)  unfair labor practice complaint against the Company pending before the National Labor Relations Board or any state or local agency;

(b)  pending labor strike or other material labor trouble affecting the Company;

(c)  material labor grievance pending against the Company;

(d)  pending representation question respecting the employees of the Company; or

(e)  pending arbitration proceeding arising out of or under any collective bargaining agreement to which the Company is a party.

In addition, to the Company’s knowledge: (i) none of the matters specified in clauses (a) through (e) above is threatened against the Company; (ii) no union organizing activities have taken place with respect to the Company; and (iii) no basis exists for which a claim may be made under any collective bargaining agreement to which the Company is a party.

3.26.  Pension and Benefit Plans. Except as set forth on Schedule 3.26, the Company is not individually or jointly and severally liable, and, to the knowledge of the Company, the Company’s officers and employees are not liable for any liability arising under ERISA, the Code or any other law or regulation, relating to: (1) an employee benefit plan, within the meaning of Section 3(3) of ERISA (a “Plan”), covering or formerly covering any present or former employee of the Company (a “Company Plan”); (2) a Plan not described in clause (1) covering or formerly covering any present or former employee of a Person which, together with the Company, are treated as a single employer under Code Section 414 (such Person hereinafter being referred to as an “ERISA Affiliate” and such Plan hereinafter being referred to as an “ERISA Affiliate Plan”); or (3) an employee benefit plan or arrangement, other than an ERISA Plan, maintained by the Company providing benefits to some or all their employees or directors, including, but not limited to, stock option, stock appreciation, equity incentive and deferred compensation plans and arrangements (a “Benefits Arrangement”), which (in all cases) is not fully and accurately reflected in the Company’s most recent Financial Statement or on Schedule 3.26. No Company Plan or ERISA Affiliate Plan has incurred any “accumulated funding deficiency” as that term is defined in Section 412 of the Code (whether or not waived) and, with respect to each Company Plan and ERISA Affiliate Plan, the accumulated benefit obligation of the Plan does not exceed the fair market value of the assets of such Plan based upon actuarial assumptions which are reasonable in the aggregate. The Company Plans and Benefits Arrangements have been maintained and administered in all respects in compliance with all applicable laws, rules and regulations and the applicable plan documents except where the failure to comply would not have a Material Adverse Effect. The Company Plans which are intended to be qualified under Code Section 401(a) have received a determination letter from the IRS that the Plan satisfies the requirements of the Code, as amended by the Tax Reform Act of 1986, has not been amended since receiving such determination letter (other than by the adoption of IRS model amendments) and nothing has occurred with respect thereto which could reasonably be expected to result in the loss of such qualification. Except as set forth on Schedule 3.26 hereto, (i) the Company has not received written or oral notice of any Claims pending (other than routine benefit claims) or, to the knowledge of the Company, threatened, relating to the Company Plan or Benefits Arrangement; (ii) the Company has not received written or oral notice from any Governmental Entity, including the IRS, the Department of Labor and the Pension Benefit Guaranty Corporation (“PBGC”), that such Governmental Entity has initiated an examination, audit or investigation of a Company Plan or Benefits Arrangement which has not been completed; (iii) the Company has not received written or oral notice of, no event has occurred and, to the Company’s knowledge, there does not now exist any condition or set of circumstances, that could subject the Company to any material liability arising under the Code, ERISA or any other applicable legal requirement or under any indemnity Agreement to which the Company is a party, excluding liability for routine benefit claims and funding obligations payable in the ordinary course; (iv) to the knowledge of the Company, the transactions contemplated by the Transaction Documents will not result in a reportable event, within the meaning of ERISA Section 4043, other than a reportable event with respect to which the ERISA Section 4043 reportable event notice requirement has been waived or the PBGC has announced that it will not apply a penalty for failure to satisfy the reportable event notice requirement; (v) the transactions contemplated by the Additional Agreements will not result in a liability for severance or termination pay or result in increased or accelerated employee benefits becoming payable to any of the employees of the Company pursuant to the terms of any Contract; (vi) all contributions to Company Plans and Benefit Arrangements (including both employee and employer contributions) which are required to have been made, whether by virtue of the terms of the particular plan or arrangement or by operation of law, have been made by the due date thereof (including all applicable extensions) and all contributions which are not yet due but which relate to periods which began prior to the date hereof have either been paid or have been reflected by the Company as an accrued liability on the Company’s books and records or are set forth on Schedule 3.26 hereto; (vii) the Company does not maintain any plan or arrangement which provides for retiree health or other welfare benefits, except as required by COBRA; (viii) the Company has not currently or in the past participated in a multiemployer plan, within the meaning of Section 3(37) or 4001(a)(3) of ERISA (a “Multiemployer Plan”); and (ix) the Company is not under an obligation (express or implied) to modify the Company Plan or Benefit Arrangement. Schedule 3.26 contains a complete list of all Company Plans currently maintained by the Company or in which the Company currently participates (“Current Company Plans”) and all Benefit Arrangements. With respect to each current Company Plan, the Company has delivered to the Purchaser a correct and complete copy of (1) the Plan document, (2) the summary plan description, (3) the most recent Annual Report (Form 5500 series) and accompanying Schedules, (4) the most recent certified financial statements, and (5) if applicable, the most recent actuarial valuation report. With respect to each Benefit Arrangement, the Company has delivered to the Purchaser a correct and complete copy of each applicable plan document, Agreement and/or summary description.

3.27.  Employment Matters. Schedule 3.27 sets forth a true and complete list of every employment agreement, commission agreement, employee group or executive medical, life, or disability insurance plan, and each incentive, bonus, profit sharing, retirement, deferred compensation, equity, phantom equity, option, equity purchase, equity appreciation right or severance plan of the Company now in effect or under which the Company has or might have any obligation, or any understanding between the Company and any employee concerning the terms of such employee’s employment that does not apply to such Company’s employees generally (collectively, “Labor Agreements”).

3.28.  Tax Matters.

(a)  Compliance Generally. Except as set forth on Schedule 3.28(a), the Company has (A) duly and timely filed all Tax Returns required to be filed by the Company on or prior to the Effective Time, which Tax Returns are true, correct and complete, and (B) duly and timely paid all Taxes due and payable in respect of all periods up to and including the date which includes the Effective Time or has made adequate provision on its books and records and Financial Statements in accordance with GAAP for any such Tax which is not due on or before such time. Prior to the Closing Date, the Company shall provide Parent and Acquisition Corp. with a schedule which sets forth each Taxing jurisdiction in which the Company has filed or is required to file Tax Returns and whether the Company has filed consolidated, combined, unitary or separate income or franchise Tax Returns with respect to each such jurisdiction and a copy of such Tax Returns as have been requested by Parent and Acquisition Corp. Any Tax Returns filed subsequent thereto were consistent with the Tax Returns finished to the Buyer and did not make, amend or terminate any election with respect to any Tax or change any accounting method, practice or procedure. The Company has compiled with all applicable law relating to the reporting, payment, collection and withholding of Taxes and has duly and timely withheld or collected, paid over and reported all Taxes required to be withheld or collected by the Company on or before the date hereof.

(b)  No Audit. Except as set forth on Schedule 3.28(b) (A) no Taxing Authority has asserted any adjustment that could result in an additional Tax for which the Company is or may be liable or that could result in a Lien on any of its assets which has not been fully paid or adequately provided for on the Closing Balance Sheet (collectively, “Tax Liability”), or which adjustment, if asserted in another period, would result in any Tax Liability, (B) there is not pending audit, examination, investigation, dispute, proceeding or claim (collectively, “Proceeding”) relating to any Tax Liability and, to the knowledge of the Company, no Taxing Authority is contemplating such a Proceeding and there is not basis for any such Proceeding, (C) no statute of limitations with respect to any Tax has been waived or extended (unless the period to which it has been waived or extended has expired), (D) there is no outstanding power of attorney authorizing anyone to act on behalf of the Company in connection with any Tax Liability, Tax Return or Proceeding relating to any Tax, (E) there is not outstanding closing agreement, ruling request, request to consent to change a method of accounting, subpoena or request for information with or by any Taxing authority with respect to the Company, its income, assets or business, or any Tax Liability, (F) the Company is not required to include any adjustment under Section 481 of the Code (or any corresponding provision of applicable law) in income for any period ending after the Closing Date, (G) the Company is not and has never been a party to any Tax sharing or Tax allocation agreement, arrangement or understanding, (H) The Company is not and has never been included in any consolidated, combined or unitary Tax Return, (I) all Taxable periods for the assessment or collection of any Tax Liability are closed by agreement or by operation of the normal statute of limitations (without extension) or will close by operation of the normal statute of limitations for such Taxes (in each case determined without regard to any omission, fraud or other special circumstance other than the timely filing of the Tax Return), and (J) no Taxing Authority has ever asserted that the Company should file a Tax Return in a jurisdiction where it does not file.

(c)  Taxes. The Company is not a party to any agreement, contract or arrangement for services that would result, individually or in the aggregate, in the payment of any amount that would not be deductible by the Company by reason of Section 162, 280G or 404 of the Code. The Company is not a “consenting corporation” within the meaning of Section 341(f) of the Code (as in effect prior to the repeal of such provision). The Company does not have any plan, arrangement or agreement providing for deferred compensation that is subject to Section 409A(a) of the Code or any asset, plan, arrangement or agreement that is subject to Section 409A(b) of the Code. The Company does not have any “tax-exempt bond financed property” or “tax-exempt use property” within the meaning of Section 168(g) or (h), respectively, of the Code. The Company has not entered into any sale-leaseback or leveraged lease transaction. None of the assets of the Company is required to be treated as being owned by any other person pursuant to the “safe harbor” leasing provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as in effect prior to the repeal of said leasing provisions. The Company has never made or been required to make an election under Section 338 of the Code. During the last two years, the Company has not engaged in any exchange under which gain realized on the exchanged was not recognized under Section 1031 of the Code. The Company has not constituted a “distributing corporation” or a “controlled corporation” under Section 355 of the Code in any distribution in the last two years or pursuant to a plan or series of related transactions (within the meaning of Code Section 355(e)) with the transactions contemplated by this Agreement. The Company is not and has never been a “personal holding company” (within the meaning of Code Section 542), a shareholder in a “controlled foreign corporation” (within the meaning of Code Section 957), in a “foreign personal holding company” (within the meaning of Code Section 552), or in a “passive foreign investment company” (within the meaning of Code Section 1297), or an owner in any entity treated as a partnership or disregarded entity for federal income tax purposes. The Company does not have and has never had a fixed place of business or permanent establishment in any foreign country. None of the outstanding indebtedness of the Company constitutes indebtedness to which any interest deduction may be disallowed under Section 163(i), 163(l), 265 or 279 of the Code or under any other provision of Applicable Law. The Company has not been a “United States real property holding corporation” (within the meaning of Code Section 897(c)(2)) at any time during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. The Company has not entered into any “reportable transaction” (within the meaning of Treasury Regulations Section 1.6011-4 or any predecessor thereof). In the case of any transaction that could result in a “substantial understatement to income tax” (within the meaning of Code Section 6662(d)) if the claimed Tax treatment were disallowed, the Company has “substantial authority” (within the meaning of Code Section 6662(d)) for the claimed treatment, or in the case of a transaction other than a “tax shelter” (within the meaning of Code Section 6662(d)(2)(C)(ii)), has “adequately disclosed” (within the meaning of Code Section 6662(d)) the relevant facts affecting the tax treatment on its income Tax Return.

(d)  Taxes and Tax Return Defined. For purposes of this Agreement, “Tax” shall mean all federal, state, local and foreign tax, charge, fee, levy, deficiency or other assessment of whatever kind or nature (including without limitation, any net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, unemployment, excise, estimated, severance, stamp, occupation, real property, personal property, intangible property, occupancy, recording, minimum, environmental and windfall profits tax), including any liability therefor as a transferee (including without limitation under Section 6901 of the Code or any similar provision of applicable law), as a result of Treasury Regulation Section 1.1502-6 or, any similar provision of applicable law, or as a result of any Tax sharing or similar agreement, together with any interest, penalty, addition to tax or additional amount imposed by any federal, state, local or foreign Taxing authority. For purposes of this Agreement, “Tax Return” includes any return, declaration, report, claim for refund or credit, information return or statement, and any amendment thereto, including without limitation any consolidated, combined or unitary return or other document (including any related or supporting information or schedule), filed or required to be filed with any federal, state, local or foreign governmental entity or agency in connection with the determination, assessment, collection or payment of Taxes or the administration of any laws, regulations or administrative requirements relating to Taxes or ERISA.

3.29.  Finders’ Fees. There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Company, any Stockholder or any of their respective Affiliates who might be entitled to any fee or commission from either Acquisition Corp., the Surviving Corporation, Parent or any of its Affiliates upon consummation of the transactions contemplated by this Agreement.

3.30.  Business Operations; Servers.

(a)  Schedule 3.30(a) is a complete and correct list of the methods of payment (including specific types of credit cards accepted and whether or not personal checks, bank checks or money orders are accepted) that the Company accepts for sales on its Websites. Schedule 3.30(a) also indicates the average amount of time previously taken for the Company to receive payment on any form of payment and the likelihood of the Company not receiving payment based on the form of payment.

(b)  The Company owns all of its servers and other computer equipment (other than webservers) necessary to operate its Business as conducted as of the date hereof and as such Business will be conducted by the Company as of the Closing.

(c)  The amounts payable and paid by the Company each month for various hosting and bandwidth services provided to the Company have not materially increased since December 31, 2005 and except as set forth on Schedule 3.30(c), are not expected to materially increase. Consummation of the transactions contemplated by this Agreement will not result in any increase in fees or any change with respect to such services.

(d)  Acquisition Corp. has been furnished with complete and correct copies of the standard terms and conditions of sale, if any, of each of the products of the Company. Except as set forth on Schedule 3.30(d) or as required by law, no product manufactured, sold or delivered by the Company is subject to any guaranty, warranty or other indemnity, express or implied, beyond such standard terms and conditions. The warranty reserve is reflected in the Financial Statements in accordance with GAAP.

(e)  Except in the ordinary course of business or as set forth on Schedule 3.30(e), the Company has not entered into, or offered to enter into, any written agreement, Contract or other arrangement with respect to the Business pursuant to which such the Company is or will be obligated to make any rebates, discounts, promotional allowances or similar payments or arrangements to any customer (“Rebate Obligations”). All Rebate Obligations listed on Schedule 3.30(e) and all ordinary course Rebate Obligations are reflected in the Financial Statements in accordance with GAAP.

(f)  Except as set forth in Schedule 3.30(f), the Company has not experienced any returns of its products since December 31, 2005 other than returns in the ordinary course of business. All product returns listed on Schedule 3.30(f) are reflected on the Financial Statements in accordance with GAAP.

3.31.  Powers of Attorney and Suretyships. The Company has no general or special powers of attorney outstanding (whether as grantor or grantee thereof) or any obligation or liability (whether actual, accrued, accruing, contingent, or otherwise) as guarantor, surety, co-signer, endorser, co-maker, indemnitor or otherwise in respect of the obligation of any Person.

3.32.  Other Information. Neither this Agreement, nor any of the documents or other information made available to Parent or its Affiliates, attorneys, accountants, agents or representatives pursuant hereto or in connection with Parent’s due diligence review of the Business or the transactions contemplated by this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements contained therein not misleading. To the best knowledge of the Company, the Company has provided Parent with all material information regarding the Business.

3.33.  Certain Business Practices. Neither the Company nor any director, officer, agent or employee of the Company (in their capacities as such) has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977 or (iii) made any other unlawful payment. Neither the Company nor any director, officer, agent or employee of the Company (nor any Person acting on behalf of any of the foregoing, but solely in his or her capacity as a director, officer, employee or agent of the Company) has, since January 1, 2000, directly or indirectly, given or agreed to give any gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder the Company or assist the Company in connection with any actual or proposed transaction, which, if not given could reasonably be expected to have had an adverse effect on the Company, or which, if not continued in the future, could reasonably be expected to adversely affect the business or prospects of the Company, or which could reasonably be expected to subject the Company to suit or penalty in any private or governmental litigation or proceeding.

3.34.  Money Laundering Laws. The operations of the Company are and have been conducted at all times in compliance with laundering statutes in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental authority (collectively, the “Money Laundering Laws”) and no Action involving the Company with respect to the Money Laundering Laws is pending or, to the knowledge of the Company, threatened.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF STOCKHOLDERS

Each Stockholder, severally and not jointly, represents to the Acquisition Corp. and the Parent as follows:

4.1.  Ownership of Stock; Authority.

(a)  Each Stockholder has good and marketable title to the Stockholder’s Securities, free and clear of any and all Liens.

(b)  Each Stockholder has full legal capacity, power and authority to execute and deliver this Agreement and the Additional Agreements to which such Stockholder is named as a party, to perform such Stockholder’s obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. This Agreement and the Additional Agreements to which each Stockholder is named as a party have been, or at Closing will be, duly executed and delivered by each Stockholder and are, or upon their execution and delivery will be, valid and legally binding obligations of each Stockholder, enforceable against each Stockholder in accordance with their respective terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, or (ii) rules of law governing specific performance, injunctive relief or other equitable remedies.

(c)  Neither the execution and delivery by such Stockholder of any or all of the Agreements and the Additional Agreements to which such Stockholder is a party, nor the consummation by such Stockholder of the transaction contemplated thereby, will (i) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, or require any notice, consent or waiver under, any instrument, contract, agreement or arrangement to which such Stockholder is a party or by which such Stockholder is bound, or (ii) result in the imposition of any Lien upon the Stockholder’s Securities owned by such Stockholder.

4.2.  Approvals. No consent, approval, waiver, authorization or novation is required to be obtained by such Stockholder from, and no notice or filing is required to be given by such Stockholder to or made by any Stockholder with, any Authority or other Person in connection with the execution, delivery and performance by such Stockholder of this Agreement and each of the Additional Agreements.

4.3.  Non-Contravention. The execution, delivery and performance by such Stockholder of this Agreement and each of the Additional Agreements, and the consummation of the transaction, do not and will not (a) violate any provision of the articles of incorporation, bylaws or other organizational documents of such Stockholder if it is not a natural person, or (b) violate or result in a breach of or constitute a default under any Law, judgment, injunction, order, decree or other restriction of any Authority to which such Stockholder, or the Stockholder’s Securities owned by such Stockholder, is subject.

4.4.  Litigation and Claims. There is no civil, criminal or administrative action, suit, demand, claim, hearing, proceeding or disclosed investigation pending or, to the knowledge of such Stockholder, threatened, against such Stockholder and such Stockholder is not subject to any order, writ, judgment, award, injunction or decree of any Authority of competent jurisdiction or any arbitrator that would prevent consummation of the transaction or materially impair the ability of such Stockholder to perform its obligations hereunder.

4.5.  Merger Consideration. Each holder of Company Preferred Stock acknowledges that he, she or it is not receiving the consideration he, she or it would be entitled pursuant to the Company’s Certificate of Incorporation, as amended to date. Each holder of Company Preferred Stock hereby waives any and all right, title and interest in and to any consideration that he, she or it would be entitled to pursuant to the Certificate of Incorporation, as amended to date that is in excess of the consideration that is provided for in this Agreement.

4.6.  Investment Representations. For purposes of this Section 4.6 of the Agreement only, “Stockholder” does not include any person receiving only cash as Merger Consideration in accordance with Schedule I hereto.

(a)  Each Stockholder is an “accredited investor” as such term is defined in Rule 501 of Regulation D (“Reg. D”) promulgated under the Act by virtue of the fact that each Stockholder is a natural person whose individual net worth or joint net worth with that person’s spouse exceeds $1,000,000; and or is a natural person who had an individual income in excess of $200,000 in each of the two most recent years or joint income with that person’s spouse is in excess of $300,000 in each of those years and has a reasonable expectation of reaching the same income in the current year. Each Stockholder acknowledges that Parent has the right to require evidence of such Stockholder’s status as an accredited investor, if necessary.

(b)  Each Stockholder acknowledges that it has prior investment experience, including investments in non-listed and non-registered securities, or has employed the services of an investment advisory, attorney or accountant to evaluate the merits and risks of such an investment on its behalf, and each Stockholder represents that it or he, as the case may be, understands the highly speculative nature of an investment in Preferred Stock which may result in the loss of the total amount of such investment.

(c)  Each Stockholder has adequate means of providing for such Stockholder’s current needs and possible personal contingencies, and each Stockholder has no need, and anticipates no need in the foreseeable future, for liquidity in such Stockholder’s investment in the Preferred Stock. Each Stockholder is able to bear the economic risks of this investment and, consequently, without limiting the generality of the foregoing, each Stockholder is able to hold the Preferred Stock for an indefinite period of time and has a sufficient net worth to sustain a loss of the entire investment in the event such loss should occur.

(d)  No Stockholder has made an overall commitment to investments which are not readily marketable that are disproportionate to such Stockholder’s net worth, and such Stockholder’s investment in the Preferred Stock will not cause such overall commitment to become excessive.

(e)  Except as otherwise set forth in Article V, Parent has not and is not making any representations or warranties to the Stockholders or providing any advice or information to the Stockholders at all. Each Stockholder acknowledges that it has retained its own professional advisors to evaluate the tax and other consequences of an investment in the Preferred Stock and Parent Common Stock.

(f)  Each Stockholder acknowledges that this offering of Preferred Stock has not been reviewed by the SEC because this is intended to be a non-public offering pursuant to Section 4(2) of the Act and Rule 506 under Regulation D of the Act. Each Stockholder acknowledges that it is not acquiring the Preferred Stock as a result of any general solicitation or advertising. The Preferred Stock and underlying Parent Common Stock will be received by each Stockholder for the Stockholder’s own account, for investment and not for distribution or resale to others.

(g)  Each Stockholder understands that there is no market for the Preferred Stock.

(h)  Each Stockholder understands and consents to the placement of a legend on any certificate or other document evidencing Preferred Stock and Parent Common Stock stating that such Preferred Stock or Parent Common Stock has not been registered under the Act and setting forth or referring to the restrictions on transferability and sale thereof. Each certificate evidencing the shares shall bear the legends set forth below, or legends substantially equivalent thereto, together with any other legends that may be required by federal or state securities laws at the time of the issuance of the Preferred Stock or Parent Common Stock:

THE SHARES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL (I) REGISTERED UNDER THE ACT OR (II) THE ISSUER OF THE SHARES (THE “ISSUER”) HAS RECEIVED AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER THAT SUCH OFFER, SALE OR TRANSFER, PLEDGE OR HYPOTHECATION IS IN COMPLIANCE WITH THE ACT.

4.7.  Tax. Neither the Stockholders nor the Company will be required to pay any transfer Taxes to any Authority with respect to any transaction contemplated by this Agreement.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT

Parent represents and warrants to the Company and each Stockholder as follows:

5.1.  Due Incorporation. Parent is a corporation duly organized, validly existing and in good standing under the Laws of the State of Texas. Except as set forth on Schedule 5.1, the Parent is not qualified to do business as a foreign corporation in any jurisdiction, and there is no jurisdiction in which the character of the property owned or leased by the Parent or the nature of its activities make qualification of the Parent in any such jurisdiction necessary, except where the failure to so qualify would have a Material Adverse Effect. Acquisition Corp. is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Parent has all requisite power and authority, corporate and otherwise, and all governmental licenses, franchises, permits, authorizations, consents and approvals required to own, lease, and operate its assets, properties and businesses and to carry on its business as now conducted on the date hereof. Acquisition Corp. has not conducted any business to date and has only engaged in certain activities relating to its organization. Parent has not adopted any plan, or made any agreement in respect of any merger, consolidation, sale of all or substantially all of its assets, reorganization, recapitalization, dissolution or liquidation.

5.2.  Corporate Authorization. The execution, delivery and performance by Parent and Acquisition Corp. of this Agreement and each of the other Additional Agreements to which it is a party and the consummation by Parent and Acquisition Corp. of the transactions contemplated hereby and thereby are within the corporate powers of Parent and Acquisition Corp. and have been duly authorized by all necessary corporate action on the part of Parent and Acquisition Corp. This Agreement constitutes, and upon their execution and delivery, each of the Additional Agreements will constitute, the valid and legally binding agreement of Parent or Acquisition Corp., as applicable, enforceable against each in accordance with their respective terms.

5.3.  Governmental Authorization. Except for the Certificate of Amendment to Parent’s Certificate of Incorporation in connection with the issuance of Preferred Stock, none of the execution, delivery or performance by Parent or Acquisition Corp. of this Agreement or any Additional Agreement requires any consent, approval, license or other action by or in respect of, or registration, declaration or filing with, any Authority by Parent or Acquisition Corp., except for the filing of the certificate of amendment or certificate of designation by the Parent to create the Preferred Stock, a Form D with the SEC and applicable state authorities and a registration statement upon exercise of the Stockholders of their registration rights pursuant to the terms of this Agreement.

5.4.  No Violation. Neither the execution and delivery of this Agreement or any Additional Agreement to be executed by Parent or Acquisition Corp. hereunder nor the consummation of the transactions contemplated herein and therein will (a) violate any provision of Parent’s or Acquisition Corp.’s Certificate of Incorporation, By-laws or other charter documents; (b) violate any Laws or Orders to which either Parent or Acquisition Corp. or their property is subject, or (c) violate the provisions of any material agreement or other material instrument binding upon or benefiting Parent or Acquisition Corp.

5.5.  Consents. There are no agreements, commitments, arrangements, contracts or other instruments binding upon Parent or Acquisition Corp. or any of their properties requiring a consent, approval, authorization, order or other action of or filing with any Person as a result of the execution, delivery and performance of this Agreement or any of the Additional Agreements or the consummation of the transactions contemplated hereby or thereby.

5.6.  Litigation. There is no action, suit, investigation, hearing or proceeding pending against, or to the best knowledge of Parent, threatened against or affecting, Parent, any of its officers or directors, or the business of Parent, before any court or arbitrator or any governmental body, agency or official which if adversely determined against Parent, has or could reasonably be expected to have a material adverse effect on the business, assets, condition (financial or otherwise), liabilities, results or operations or prospects of Parent, or which in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated hereby. There are no outstanding judgments against Parent.

5.7.  Issuance of Preferred Stock. The Preferred Stock, when issued in accordance with this Agreement, will be duly authorized and validly issued, fully paid and nonassessable.

5.8.  Finders’ Fees. There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Parent or Acquisition Corp. or any of their Affiliates who might be entitled to any fee or commission from The Company or the Stockholders or any of their respective Affiliates upon consummation of the transactions contemplated by this Agreement.

5.9.  Charter Documents; Legality. Parent has previously delivered to the Company true and complete copies of its Certificate of Incorporation and By-Laws (the “Parent Charter Documents”), as in effect or constituted on the date hereof. The execution, delivery, and performance by Parent and Acquisition Corp. of this Agreement and any Additional Agreement to which Parent or Acquisition Corp. is to be a party has not violated and will not violate, and the consummation by Parent or Acquisition Corp. of the transactions contemplated hereby or thereby will not violate, any of the Parent Charter Documents or any Law.

5.10.  Capitalization and Ownership of the Parent. Schedule 5.10 sets forth, with respect to the Parent, (i) Parent’s authorized capital, (ii) the number of Parent’s securities that are outstanding, and (iii) the number of securities convertible into or exercisable or exchangeable for the Parent’s securities. Except as set forth in the Exchange Act Filings, there is no Contract that requires or under any circumstance would require the Company to issue, or grant any right to acquire, any securities of the Parent, or any security or instrument exercisable or exchangeable for or convertible into, the capital stock or membership interest of the Parent or to merge, consolidate, dissolve, liquidate, restructure, or recapitalize the Parent.

5.11.  Financial Statements.

(a)  Parent has filed with the SEC true and correct copies of the audited consolidated balance sheets of Parent and its consolidated subsidiaries as of December 31, 2005, and the related consolidated statements of operations, comprehensive loss and stockholders’ equity and cash flows for the year then ended, including footnotes thereto, audited by BDO Seidman LLP, registered independent public accountants ( the “Parent Financial Statements”). The Parent Financial Statements (i) were prepared in accordance with GAAP; (ii) fairly and accurately present the Parent’s financial condition and the results of its operations as of their respective dates and for the periods then ended, in all material respects; (iii) contain and reflect all necessary adjustments and accruals for a fair presentation of the Parent’s financial condition as of their dates, in all material respects; and (iv) contain and reflect adequate provisions for all reasonably anticipated liabilities for all material income, property, sales, payroll or other Taxes applicable to the Parent with respect to the periods then ended. The Parent has heretofore delivered to the Company complete and accurate copies of all “management letters” received by it from the Parent’s accountants and all responses during the last three years by lawyers engaged by the Parent to inquiries from the Parent’s accountant or any predecessor accountants.

(b)  Except as specifically disclosed or as reflected in the Exchange Act Filings, reflected or fully reserved against in the Parent Financial Statements and for liabilities and obligations of a similar nature and in similar amounts incurred in the ordinary course of business since the date of the Parent Financial Statements, there are no liabilities, debts or obligations of any nature (whether accrued, absolute, contingent, liquidated or unliquidated, unasserted or otherwise) relating to the Parent. All debts and liabilities, fixed or contingent, which should be included under GAAP on an accrual basis on the Parent Financial Statements are included therein. Except as set forth on Schedule 5.11(b), the indebtedness evidenced by the Notes will be senior in right of payment to all existing indebtedness of the Parent, and the Liens that secure the Notes (consisting of all assets of the Company) will be senior in right of priority to all other Liens that secure any other existing or future indebtedness of the Parent covering the assets of the Company other than $3,000,000 in indebtedness in the aggregate.

5.12.  Absence of Certain Changes.

(a)  Except as set forth in Schedule 5.12(a), since December 31, 2005, the Parent has conducted its business in the ordinary course consistent with past practices, and there has not been:

(i)  any Material Adverse Change or any event, occurrence, development or state of circumstances or facts which could reasonably be expected to result individually or in the aggregate in a Material Adverse Change or on the Parent’s ability to consummate the transactions contemplated herein or upon the value to the Stockholders or the Company of the transactions contemplated hereby;

(ii)  any transaction, contract, agreement or other instrument entered into, or commitment made, by the Parent relating to the business of the Parent and its Subsidiaries or any relinquishment by the Parent or any Subsidiary of any Contract or other right, in either case other than transactions and commitments in the ordinary course of business consistent in all respects, including kind and amount, with past practices and those contemplated by this Agreement.

5.13.  Other Information. Neither this Agreement nor any of the documents filed by the Parent with the SEC, nor any other documents or other information made available to the Company, the Stockholders or their Affiliates, attorneys, accountants, agents or representatives pursuant hereto or in connection with the Company’s and the Stockholders’ due diligence review of the business of the Parent or the transactions contemplated by this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements contained therein not misleading. To the best knowledge of the Parent, the Parent has provided the Company with all material information regarding its business.

5.14.  Compliance with Laws. The Parent is not in violation of, has not violated, and to the knowledge of Parent, is not under investigation with respect to nor have been threatened to be charged with or given notice of, any violation or alleged violation of, any Law or Order, nor is there any basis for any such charge.

5.15.  Money Laundering Laws. The operations of the Parent are and have been conducted at all times in compliance with laundering statutes in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental authority (collectively, the “Money Laundering Laws”) and no Action involving the Parent with respect to the Money Laundering Laws is pending or, to the knowledge of the Parent, threatened.

5.16.  Ownership of Parent Securities. Upon issuance and delivery of the Preferred Stock, Conversion Shares, Warrants and Warrant Shares, each as defined below, to each Stockholder pursuant to this Agreement against payment of the consideration therefor, the Preferred Stock, Conversion Shares, Warrants and Warrant Shares, as the case may be will be duly authorized and validly issued, fully paid and nonassessable, free and clear of all Liens, other than (i) restrictions arising from applicable securities laws, and (ii) any Lien created by or through such Stockholder. The delivery of the Notes, Preferred Stock and Warrants to each Stockholder at the Closing, the Parent Common Stock issuable upon conversion of the Preferred Stock (the “Conversion Shares”), and the Parent Common Stock issuable upon exercise of the Warrants (the “Warrant Shares”), will transfer good and valid title to, and beneficial ownership of, such securities to such Stockholder, provided that such securities will be subject to restrictions imposed by the Securities Act. The issuance and sale of the Notes, Preferred Stock and Warrants pursuant hereto (and the issuance of the Conversion Shares upon conversion of the Preferred Stock and the issuance of the Warrant Shares upon conversion of the Warrants) will not be subject to or give rise to any preemptive rights or rights of first refusal.

5.17.  Acquisition Corp. Acquisition Corp. was incorporated in the State of Delaware on April 28, 2006. Acquisition Corp. has no liabilities, debts or obligations of any nature (whether accrued, absolute, contingent, liquidated or unliquidated, unasserted or otherwise) except those incurred in connection with this Agreement and all of the transactions contemplated hereby.

ARTICLE VI

COVENANTS OF THE COMPANY PENDING CLOSING

The Company covenants and agrees that:

6.1.  Conduct of the Business. From the date hereof through the Closing Date, the Company shall conduct the Business only in the ordinary course (including the payment of accounts payable and the collection of accounts receivable), consistent with past practices, and shall not enter into any material transactions without the prior written consent of Parent, and shall use its best efforts to preserve intact the Company’s business relationships with employees, advertisers, suppliers, customers and other third parties.

Without limiting the generality of the foregoing, from the date hereof until the Closing Date, without Parent’s prior written consent, the Company shall not:

(a)  Except in the ordinary course of business, amend, waive any provision of, terminate prior to its scheduled expiration date, or otherwise compromise in any way, any Contract (including contracts described in clause (b) below), or any other right or asset of the Company;

(b)  enter into any contract, agreement, lease, license or commitment, which (i) is with respect to real property, (ii) except in the ordinary course of business, extends for a term of one year or more or (iii) obligates the payment of more than $50,000 (individually or in the aggregate);

(c)  make any capital expenditures in excess of $50,000 (individually or in the aggregate);

(d)  sell, lease, license or otherwise dispose of any assets or assets covered by any Contract except (i) pursuant to existing contracts or commitments disclosed herein and (ii) sales of inventory in the ordinary course consistent with past practice;

(e)  pay, declare or promise to pay any dividends or other distributions with respect to its capital stock, or pay, declare or promise to pay any other payments to any Stockholder or any Affiliate of the Company;

(f)  authorize any salary increase of more than 10% for any employee making an annual salary of greater than $50,000 or in excess of $5,000 in the aggregate on an annual basis or change the bonus or profit sharing policies of the Company;

(g)  obtain or suffer to exist any Indebtedness in excess of $25,000 in the aggregate;

(h)  suffer or incur any Lien on any asset of the Company except for Liens existing as of the date hereof as set forth on Schedule 3.15(b);

(i)  suffer any material damage, destruction or loss of property related to any assets of the Company, which is not covered by insurance;

(j)  delay, accelerate or cancel any receivables or Indebtedness owed to the Company or write-off or make further reserves against the same, except in the ordinary course of business;

(k)  merge or consolidate with or acquire any other Person or be acquired by any other Person;

(l)  suffer any insurance policy protecting the assets of the Company to lapse;

(m)  make any change in its accounting principles or methods or write down the value of any inventory or assets;

(n)  change the place of business of the Company;

(o)  extend any loans other than travel or other expense advances to employees in the ordinary course of business not to exceed $2,000 individually or $7,500 in the aggregate;

(p)  issue, redeem or repurchase any shares of their capital stock;

(q)  effect or agree to any changes in shipping practices, terms or rates;

(r)  reduce the prices of products sold from Inventory for customers except in the ordinary course of business;

(s)  effect or agree to any change in any practices or terms, including payment terms, with respect to customers or suppliers;

(t)  hire any employees, consultants or advisors;

(u)  make or rescind any election related to Taxes, file any amended income Tax Return or make any changes in its methods of Tax accounting; or

(v)  agree to do any of the foregoing.

The Company will not (i) take or agree to take any action that might make any representation or warranty of the Company hereunder inaccurate in any respect at, or as of any time prior to, the Closing Date or (ii) omit to take, or agree to omit to take, any action necessary to prevent any such representation or warranty from being inaccurate in any respect at any such time.

6.2.  Access to Information.

(a)  From the date hereof until and including the Closing Date, the Company shall (a) continue to give Parent, its counsel and other representatives full access to the offices, properties, books and records of the Company, (b) furnish to Parent, its counsel and other representatives such information relating to the Business as such Persons may request and (c) cause the employees, counsel, accountants and representatives of the Company to cooperate with Parent in its investigation of the Business; provided that no investigation pursuant to this Section 6.2 (or any investigation prior to the date hereof) shall affect any representation or warranty given by the Company.

(b)  The Company shall arrange for representatives of Parent to meet with or speak to the representatives of the three largest customers of the Company.

6.3.  Notices of Certain Events. The Company shall promptly notify Parent of:

(i)  any notice or other communication from any Person alleging or raising the possibility that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement or that the transactions contemplated by this Agreement might give rise to any claims or causes of action or other rights by or on behalf of such Person or result in the loss of any rights or privileges of the Company to any such Person;

(ii)  any notice or other communication from any Authority in connection with the transactions contemplated by this Agreement;

(iii)  any actions, suits, claims, investigations or proceedings commenced or threatened against, relating to or involving or otherwise affecting the Company or the Business or that relate to the consummation of the transactions contemplated by this Agreement; and

(iv)  the occurrence of any fact or circumstance which might make any representation made hereunder by the Company and/or any Stockholder false in any respect or result in the omission or the failure to state a material fact.

ARTICLE VII

COVENANTS OF THE COMPANY AND THE STOCKHOLDERS

The Company and, to the extent specifically stated, each of the Stockholders, severally but not jointly, covenant and agree that:

7.1.  Confidentiality. Except as otherwise required by law, on and after the Closing, no Stockholder shall, without the prior written consent of Parent, or a person authorized thereby, disclose to any other Person or use (whether for the account of any Stockholder or any other party) any confidential information or proprietary work product of Parent, Acquisition Corp. or the Company or any client of Parent, Acquisition Corp. or the Company. In the event the Company or any Stockholder believes that it is required to disclose any such confidential information pursuant to applicable Laws, the Company or such Stockholder shall give timely written notice to Parent so that Parent may have an opportunity to obtain a protective order or other appropriate relief. The Company and all Stockholders shall cooperate fully in any such action by Parent.

7.2.  Non-Solicitation.

(a)  The Stockholders and their Affiliates may not, during the period beginning on the Closing Date and ending three years and six months (i.e., 3.5 years) after the Closing Date (the “Restriction Period”), directly or indirectly through any other individual, person or entity, employ, solicit or induce any individual other than Roy David beginning ninety (90) days after the Closing Date, who is, or was at any time during the period beginning on or after December 31, 2005 and through and after, the Closing Date, an employee or consultant of the Company to terminate or refrain from renewing or extending his or her employment by or consulting relationship with the Company or to become employed by or enter into a consulting relationship with any of the Stockholders or any of their Affiliates or any other individual, person or entity.

(b)  The Stockholders and their Affiliates shall not, during the Restriction Period, directly or indirectly through any other individual, person or entity, solicit, persuade or induce any Customer to terminate, reduce or refrain from renewing or extending its contractual or other relationship with the Company or any of its Affiliates in regard to the purchase of products or services manufactured, marketed or sold by the Company, or to become a customer of or enter into any contractual or other relationship with any of the Stockholders or any of their Affiliates or any other individual, person or entity in regard to the purchase of products or services similar or identical to those manufactured, marketed or sold by the Company or any of its Affiliates. For purposes hereof, “Customer” means any individual, person or entity which is or was at any point in time during the two (2) year period prior to the Closing Date a customer of the Company or any of its Affiliates.

(c)  The Stockholders and their Affiliates may not, during the Restriction Period, directly or indirectly through any other individual, person or entity, solicit, persuade or induce any customer or supplier to terminate, reduce or refrain from renewing or extending his, her or its contractual or other relationship with the Company or any of its Affiliates or to become a customer or supplier of or enter into any contractual or other relationship with the Company, directly or indirectly, in regard to the sale of products or services similar or identical to those manufactured, marketed or sold by the Company or any of its Affiliates as of the Closing Date.

7.3.  Non-Competition. During the Restriction Period, neither the Stockholders, which for the purposes of this Section 7.3 of the Agreement only shall mean Stockholders owning more than 5% of the common stock of the Company, par value $.001 per share, nor any of their Affiliates shall (except on behalf of the Company or any of its Affiliates, if any, with respect to any Stockholder who continues to be employed by the Company) directly or indirectly, in his, her and its own capacity or through one or more Affiliates, whether as owner, consultant, executive, partner, member, manager, officer, director, venturer, or agent, or through stock ownership, investment of capital, lending of money or property, or rendering of services, or otherwise, engage in the Business; provided, that the each Stockholder may own not more than 3% of the outstanding shares of a company engaged in such Business if such shares are listed on the Nasdaq Stock Market or a national securities exchange; provided further, that the restriction in this Section 7.3 is limited to businesses in which the Acquisition Corp. or Parent currently engages or which the Acquisition Corp. or Parent enters into or evaluates (that relates to its current Business) during the Restriction Period.

7.4.  Reporting and Compliance With Law. From the date hereof through the Closing Date, the Company shall duly and timely file all Tax Returns required to be filed with Authorities, pay any and all Taxes required by any Authority and duly observe and conform, in all material respects, to all applicable Laws and Orders.

7.5.  Injunctive Relief. If one or more of the Stockholders breaches, or threatens to commit a breach of, any of the covenants set forth in Section 7.1 or Section 14.4 (the “Restrictive Covenants”), Parent shall have the following rights and remedies, which shall be in addition to, and not in lieu of, any other rights and remedies available to Parent by agreement (including those set forth in Section 12.1 hereof), under law or in equity:

(a)  The right and remedy to have the Restrictive Covenants specifically enforced by any court having equity jurisdiction, all without the need to post a bond or any other security or to prove any amount of actual damage or that money damages would not provide an adequate remedy, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to Parent and that monetary damages will not provide adequate remedy to Parent; and

(b)  The right and remedy to require such breaching Stockholder(s) (i) to account for and pay over to Parent all compensation, profits, monies, accruals, increments or other benefits derived or received by the Company or any associated party as the result of any such breach; and (ii) to indemnify Parent against any other losses, damages (including special and consequential damages), costs and expenses, including actual attorneys fees and court costs, which may be incurred by it and which result from or arise out of any such breach or threatened breach.

7.6.  Resignations. The Company will deliver to Acquisition Corp. the resignations of all officers and directors of the Company effective as of the Closing Date, except for those officers and directors who Acquisition Corp. notifies the Company that it will retain in their current positions.

ARTICLE VIII
COVENANTS OF ALL PARTIES HERETO

The parties hereto, as applicable, covenant and agree that:

8.1.  Best Efforts; Further Assurances. Subject to the terms and conditions of this Agreement, each party shall use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable Laws, and in the case of the Company and each Stockholder as reasonably requested by Parent, to consummate and implement expeditiously the transactions contemplated by this Agreement. The parties hereto shall execute and deliver such other documents, certificates, agreements and other writings and take such other actions as may be necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement.

8.2.  Confidentiality of Transaction. Any information (except publicly available or freely usable material obtained from another source) respecting any party or its Affiliates will be kept in strict confidence by all other parties to this Agreement and their agents. Except as required by Law, neither the Company, any Stockholder nor any of their respective Affiliates, directors, officers, employees or agents will disclose the terms of the transactions contemplated hereunder at any time, currently, or on or after the Closing, regardless of whether the Closing takes place, except as necessary to their attorneys, accountants and professional advisors, in which instance such persons and any employees or agents of the Company shall be advised of the confidential nature of the terms of the transaction and shall themselves be required by the Company to keep such information confidential. Except as required by Law, each party shall retain all information obtained from the other and their lawyers on a confidential basis except as necessary to their attorneys, accountants and professional advisors, in which instance such persons and any employees or agents of such party shall be advised of the confidential nature of the terms of the transaction and shall themselves be required by such party to keep such information confidential.

8.3.  Best Efforts to Obtain Consents. The Company hereby agrees to use its reasonable best efforts to obtain each respective Company Consent as promptly as practicable hereafter; provided, however, that such reasonable best efforts shall not involve the expenditure of money.

8.4.  Tax Matters.

(a)  The Stockholder Representative shall prepare or cause to be prepared and file or cause to be filed on a timely basis all Tax Returns with respect to the Company for taxable periods ending on or prior to the date that includes the Effective Time. Such Tax Returns shall be true, correct and complete, shall be prepared on a basis consistent with the similar Tax Returns for the immediately preceding periods and shall not make, amend, revoke or terminate any election or change any accounting practice or procedure without Parent’s consent. The Stockholder Representative shall give a copy of each such Tax Return to Parent with sufficient time for its review and comment prior to filing. The Company shall pay the Taxes shown due and owing on such Returns. Parent’s receipt or review of or giving comments on any Tax Return does not affect the obligations of the Stockholder’s pursuant to Article XI of this Agreement. The Company will permit the Stockholder Representative and its representatives to have reasonable access to the Company’s respective officers, directors, employees, agents, assets and properties and all relevant books, records and documents of or relating to the Business and assets of the Company during normal business hours and will furnish to the Stockholder Representative and its representatives such information, financial records and other documents relating to the Company and the Business as may reasonably be requested, provided, however, that such access and information is reasonably related to the completion of the Tax Returns the Stockholder Representative is required to filed pursuant to this Section 8.4(a). Any such information, financial records and other documents relating to the Company and the Business provided to the Stockholder Representative and its representatives shall be subject to the provisions of Section 7.1 of this Agreement, but such information may be incorporated into any such Tax Return.

(b)  To the extent permitted by applicable law, the parties shall elect to treat the period that includes the Effective Time with respect to any Tax as ending on the date that includes the Effective Time and shall take such steps as may be necessary therefor. For purposes of this Agreement, any Taxes for a period which includes but does not end on the date that includes the Effective Time shall be allocated between the period through and including the date that includes the Effective Time (the “Pre-Closing Period”) and the balance of the period based on an interim closing of the books as of the close of the date that includes the Effective Time, provided, however, that any real property or personal property taxes and any annual exemption amounts shall be allocated based on the relative number of days in the Pre-Closing Period and the balance of the period.

(c)  Parent covenants and agrees that with respect to all Tax Returns to be filed by Parent for the period from the Effective Time through December 31, 2006, it will file consolidated Tax Returns, including in such Tax Returns, the Company, as the surviving entity in the Merger, and its results of operations.

8.5.  Parent Common Stock.

(a)  Parent will take all commercially reasonable actions necessary in accordance with the laws of the State of Texas and Parent’s certificate of incorporation and bylaws to obtain the necessary consent from its shareholders to increase its authorized shares of Parent Common Stock to allow for the full conversion of the Preferred Stock into Common Stock and to reincorporate a21 in the State of Delaware and Parent will use its commercially reasonable efforts to obtain such consent as soon as practicable after the date of this Agreement, but in no event later than July 30, 2006. Parent’s Board of Directors will recommend that the shareholders’ consent to the increase of the authorized shares of Parent Common Stock and the reincorporation in the State of Delaware by Parent’s shareholders as provided herein and will use its commercially reasonable efforts to solicit such consent and provide any necessary notification pursuant to state and federal law, including the Securities Act, and Parent’s certificate of incorporation and bylaws to those shareholders who have not consented. All notices sent to holders of Parent Common Stock and all documents or instruments executed by Parent or filed with an Authority relating to the increase in the authorized shares of Parent Common Stock and the reincorporation in the State of Delaware shall be sent promptly to the Stockholder Representative. In the event that a holder of the Preferred Stock elects to convert the Preferred Stock into Common Stock prior to the date that the Company has increased its authorized shares of Common Stock to accommodate such conversion, the holder agrees that the holder will not be entitled to receive the Common Stock issuable to him upon such conversion until such time as the Parent has increased its number of authorized shares of Common Stock to accommodate the conversion of the Preferred Stock, provided that, as promptly as practicable after the date the Parent has increased its authorized shares of Common Stock to accommodate the issuance of the Common Stock, the Parent shall issue such number of shares of Common Stock as the holder would have been entitled to receive on the effective date of the Holder’s election to convert the Preferred Stock. In other words, if the effective date of the Holder’s election to convert the Preferred Stock is June 1, 2006, and the effective date of the increase in the authorized shares of Parent Common Stock is June 15, 2006, the Parent shall issue, on or about June 15, 2006, such number of shares as the Holder would have been entitled to receive on June 1, 2006.

(b)  Parent shall use its commercially reasonable efforts (including the filing of any necessary documentation with the SEC and applicable state authorities) to obtain the written authorization of a majority of its shareholders (the “Approval”) to increase the number of its authorized shares (the “Share Increase”) to allow for the full conversion of the Warrant Shares and the Preferred Stock into Parent Common Stock. If the Approval is not obtained prior to July 30, 2006, Parent shall pay to the Shareholder Representative three-quarters of a percent (.75%) per month on the face amount of the Preferred Stock on July 30, 2006 and on the 30th day of each calendar month thereafter, up to a maximum of nine percent (9%) per annum on the face amount of the Preferred Stock, until the Approval is obtained.

8.6.  Rights to Piggyback.

(a)  If (and on each occasion that) the Parent proposes to register any of its securities under the Securities Act, either for the Parent’s own account or for the account of any of its stockholders (other than pursuant to a Form S-4 or Form S-8 or comparable form and other than pursuant to a demand registration right granted to other persons to the extent that such rights prohibit the Parent from including securities of any other person in such registration statement) (each such registration not withdrawn or abandoned prior to the effective date thereof being herein called a “Piggyback Registration”), the Parent will give written notice to the Stockholder’s owning Preferred Stock and/or Warrant Shares (each a “Holder”) of such proposal not later than the tenth day following the receipt by the Parent of notice of exercise of any registration rights by any persons or twenty (20) days prior to filing of a registration statement with the SEC, whichever shall be earlier. For the purposes of this Agreement, the term “Registrable Securities” shall mean the Shares of Common Stock underlying the Preferred Stock and the Warrant Shares that have not been previously sold by the Stockholders.

(b)  Subject to the provisions contained in Section 8.7 and in the last sentence of this paragraph (b), (A) the Parent will be obligated and required to include in each Piggyback Registration all Registrable Securities with respect to which the Parent shall receive from the Holder, within 15 days after the date on which the Parent shall have given written notice of such Piggyback Registration to the Holder, the written requests of such Holder for inclusion in such Piggyback Registration, and (B) the Parent will use commercially reasonable efforts in good faith to effect promptly the registration of all such Registrable Securities. The Holder shall be permitted to withdraw all or any part of the Registrable Securities of such Holder from any Piggyback Registration at any time prior to the effective date of such Piggyback Registration unless such Holder shall have entered into a written agreement with the Parent’s underwriters establishing the terms and conditions under which such Holder would be obligated to sell such Registrable Securities in such Piggyback Registration. The Parent will not be obligated or required to include any shares in any registration effected solely to implement an employee benefit plan or a transaction to which Rule 145 of the SEC is applicable.

8.7.  Priority on Piggyback Registrations. If a Piggyback Registration is an underwritten registration, and the managing underwriters shall give written advice to the Parent of a number of securities to which such registration should, in the opinion of the managing underwriters of such registration in the light of marketing factors, be limited (the “Underwriters’ Maximum Number”), then: (i) the Parent shall be entitled to include in such registration that number of securities which the Parent proposes to offer and sell for its own account in such registration and/or number of securities requested to be included in such registration by persons exercising demand registration rights which does not exceed the Underwriters’ Maximum Number; (ii) if the Underwriters' Maximum Number exceeds the number of securities which the Parent proposes to offer and sell for its own account in such registration, then the Parent will be obligated and required to include in such registration that number of Registrable Securities requested by the Holder thereof to be included in such registration and which does not exceed such excess and such securities to be registered shall be allocated pro rata among the Holder on the basis of the number of Registrable Securities requested to be included therein by the Holder and any other person to whom the Parent has granted piggyback registration rights; (iii) if the Underwriters' Maximum Number exceeds the sum of the number of Registrable Securities which the Parent shall be required to include in such registration pursuant to clause (ii) above and the number of securities which the Parent proposes to offer and sell for its own account in such registration, then the Parent may include in such registration that number of other securities which persons shall have requested be included in such registration and which shall not be greater than such excess.

8.8.  Procedures on Registration. If and whenever the Parent is required by the provisions hereof to effect the registration of any Registrable Securities under the Securities Act, the Company will, as expeditiously as possible:

(a)  respond as promptly as commercially reasonable to any comments received from the SEC, and use its commercially reasonable efforts to cause such Piggyback Registration to become effective, and promptly provide to the Stockholder Representative copies of all filings and SEC letters of comment relating thereto provided that such letters do not contain material non-public information, in which case such letters may be redacted by the Parent;

(b)  furnish to each Holder such number of copies of the Piggyback Registration and the prospectus included therein as such Holder reasonably may request to facilitate the public sale or disposition of the Registrable Securities covered by such Registration Statement;

(c)  use its commercially reasonable efforts to register or qualify each Holder’s Registrable Securities covered by such Piggyback Registration under the securities or “blue sky” laws of such jurisdictions within the United States as such Holder may reasonably request, provided, however, that the Parent shall not for any such purpose be required to qualify generally to transact business as a foreign corporation in any jurisdiction where it is not so qualified or to consent to general service of process in any such jurisdiction;

(d)  list the Registrable Securities covered by such Piggyback Registration with any securities exchange on which the Common Stock of the Parent is then listed;

(e)  immediately notify the Stockholder Representative at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of the happening of any event of which the Parent has knowledge as a result of which the prospectus contained in such Piggyback Registration, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing; and

(f)  notify the Stockholder Representative of the effectiveness of each registration statement filed.

8.9.  Selection of Underwriters. In any Piggyback Registration, the Parent shall have the right to select the investment bankers and managing underwriters in such registration.

8.10.  Right to Terminate Registration. The Parent shall have the right to terminate or withdraw any registration initiated by it under this Section 8.6 prior to the effectiveness of such registration whether or not any Holder has elected to include shares in such registration.

8.11.  Indemnification.

(a)  In the event of a registration of any securities under the Securities Act pursuant to this Agreement, the Parent will indemnify and hold harmless each Holder, and its officers, directors and each other person, if any, who controls such Holder within the meaning of the Securities Act, against any losses, claims, damages or liabilities, joint or several, to which such Holder, or such persons may become subject under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any Registration Statement under which such Securities were registered under the Securities Act pursuant to this Agreement, any preliminary prospectus or final prospectus contained therein, or any amendment or supplement thereof, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse such Holder, and each such person for any reasonable legal or other expenses incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the Parent will not be liable in any such case if and to the extent that any such loss, claim, damage or liability arises out of or is based upon (i) an untrue statement or alleged untrue statement or omission or alleged omission so made in conformity with information furnished by or on behalf of such Holder, any other Holder or any such person in writing or (ii) the use by such Holder, any other Holder or any such person of an outdated or defective prospectus (without any Parent provided supplement correcting such outdated or defective prospectus) after the Parent has notified such Holder or any person in writing that such prospectus is suspended from use, outdated or defective.

(b)  In the event of a registration of any securities under the Securities Act pursuant to this Agreement, each Holder will indemnify and hold harmless the Parent, its Subsidiaries and their respective officers, directors and each other person, if any, who controls the Parent or any such subsidiary within the meaning of the Securities Act, against all losses, claims, damages or liabilities, joint or several, to which the Parent, any such subsidiary or such persons may become subject under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact which was furnished in writing by such Holder to the Parent (and such information is contained in) the Registration Statement under which such Securities were registered under the Securities Act pursuant to this Agreement, any preliminary prospectus or final prospectus contained therein, or any amendment or supplement thereof, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse the Parent, its subsidiaries and each such person for any reasonable legal or other expenses incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action, provided, however, that such Holder will be liable in any such case if and only to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission so made in conformity with information furnished in writing to the Parent or such Subsidiary by or on behalf of such Holder specifically for use in any such document or the use by such Holder of an outdated or defective prospectus (without the Parent provided supplement correcting such outdated or defective prospectus) after the Parent has notified such Holder in writing that such prospectus is suspended from use, outdated or defective, and provided further, that in no case shall any such Holder be liable or responsible for any amount in excess of the net amount received by such Holder for shares sold by him, her or it pursuant to such Registration Statement.

(c)  Promptly after receipt by a party entitled to claim indemnification hereunder (a “Section 8.10 Indemnified Party”) of notice of the commencement of any action, such Section 8.10 Indemnified Party shall, if a claim for indemnification in respect thereof is to be made against a party hereto obligated to indemnify such Indemnified Party (an “Section 8.10 Indemnifying Party”), notify the Section 8.10 Indemnifying Party in writing thereof, but the omission so to notify the Section 8.10 Indemnifying Party shall not relieve it from any liability which it may have to such Section 8.10 Indemnified Party other than under this Section 8.10 and shall only relieve it from any liability which it may have to such Section 8.10 Indemnified Party under this Section 8.10 if and to the extent the Section 8.10 Indemnifying Party is prejudiced by such omission. In case any such action shall be brought against any Section 8.10 Indemnified Party and it shall notify the Section 8.10 Indemnifying Party of the commencement thereof, the Section 8.10 Indemnifying Party shall be entitled to participate in and, to the extent it shall wish, to assume and undertake the defense thereof with counsel satisfactory to such Section 8.10 Indemnified Party, and, after notice from the Section 8.10 Indemnifying Party to such Section 8.10 Indemnified Party of its election so to assume and undertake the defense thereof, the Section 8.10 Indemnifying Party shall not be liable to such Section 8.10 Indemnified Party under this Section 8.10 for any legal expenses subsequently incurred by such Section 8.10 Indemnified Party in connection with the defense thereof; if the Section 8.10 Indemnified Party retains its own counsel, then the Section 8.10 Indemnified Party shall pay all fees, costs and expenses of such counsel, provided, however, that, if the defendants in any such action include both the indemnified party and the Section 8.10 Indemnifying Party and the Section 8.10 Indemnified Party shall have reasonably concluded that there may be reasonable defenses available to it which are different from or additional to those available to the Section 8.10 Indemnifying Party or if the interests of the Section 8.10 Indemnified Party reasonably may be deemed to conflict with the interests of the Section 8.10 Indemnifying Party, the Section 8.10 Indemnified Party shall have the right to select separate counsel and to assume such legal defenses and otherwise to participate in the defense of such action, with the reasonable expenses and fees of such separate counsel and other expenses related to such participation to be reimbursed by the Section 8.10 Indemnifying Party as incurred.

(d)  In order to provide for just and equitable contribution in the event of joint liability under the Securities Act in any case in which either (i) any Holder, or any officer, director or controlling person of such Holder, makes a claim for indemnification pursuant to this Section 8.10 but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case notwithstanding the fact that this Section 8.10 provides for indemnification in such case, or (ii) contribution under the Securities Act may be required on the part of such Holder or such officer, director or controlling person of such Holder in circumstances for which indemnification is provided under this Section 5; then, and in each such case, the Parent and such Holder will contribute to the aggregate losses, claims, damages or liabilities to which they may be subject (after contribution from others) in such proportion so that such Holder is responsible only for the portion represented by the percentage that the public offering price of its securities offered by the Registration Statement bears to the public offering price of all securities offered by such Registration Statement, provided, however, that, in any such case, (A) such Holder will not be required to contribute any amount in excess of the public offering price of all such securities offered by it pursuant to such Registration Statement; and (B) no person or entity guilty of fraudulent misrepresentation (within the meaning of Section 10(f) of the Act) will be entitled to contribution from any person or entity who was not guilty of such fraudulent misrepresentation.

ARTICLE IX
CONDITIONS TO CLOSING

9.1.  Condition to the Obligations of Parent, Acquisition Corp., Stockholders and the Company. The obligations of Parent, Acquisition Corp., Stockholders and the Company to consummate the Closing are subject to the satisfaction of all the following conditions:

(a)  No provision of any applicable Law or Order shall prohibit or impose any condition on the consummation of the Closing or limit in any material way Parent’s right to control or operate Acquisition Corp., the Surviving Corporation or any material portion of the Business.

(b)  There shall not be pending or threatened any proceeding by a third-party to enjoin or otherwise restrict the consummation of the Closing.

9.2.  Conditions to Obligations of Parent and Acquisition Corp. In addition to the terms and provisions of Section 2.10, the obligation of Parent and Acquisition Corp. to consummate the Closing is subject to the satisfaction, or the waiver at Parent’s and Acquisition Corp.’s sole and absolute discretion, of all the following further conditions:

(a)  (i) Each of the Company and the Stockholders shall have duly performed in all material respects all of their respective obligations hereunder required to be performed by them at or prior to the Closing Date, (ii) the representations and warranties of the Company and the Stockholders contained in this Agreement, the Additional Agreements and in any certificate or other writing delivered by the Company or any Stockholder pursuant hereto, disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect, shall be true and correct at and as of the Closing Date, as if made at and as of such date with only such exceptions as could not in the aggregate reasonably be expected to have a Material Adverse Effect, (iii) there shall have been no event, change or occurrence which individually or together with any other event, change or occurrence, could reasonably be expected to have a Material Adverse Change or a Material Adverse Effect, regardless of whether it involved a known risk, and (iv) Parent and Acquisition Corp. shall have received a certificate signed by the President and Secretary of the Company to the effect set forth in clauses (i), (ii) and (iii) of this Section 8.2(a).

(b)  Parent shall have received (i) a copy of the certificate of incorporation of the Company certified as of a recent date by the Secretary of State of Delaware, (ii) copies of the Company’s By-Laws as effective on the date hereof; (iii) copies of resolutions duly adopted by the Board of Directors of the Company and by the vote or consent of the Company’s stockholders authorizing this Agreement and the Additional Agreements and the transaction contemplated hereby and thereby, (iv) a certificate of the Secretary of the Company certifying each of the foregoing and as to signatures of the officer(s) authorized to execute this Agreement and any certificate or document to be delivered pursuant hereto, together with evidence of the incumbency of such Secretary, and (v) a recent good standing certificate regarding the Company from the office of the Secretary of State of the State of Delaware, and each other jurisdiction in which the Company is qualified to do business.

(c)  Parent or Acquisition Corp. shall have reasonably determined that, after Parent or Acquisition Corp. has had the opportunity to meet or speak to representatives of the largest customers of the Company pursuant to Section 6.2, all such customers will continue the relationship such customer had with the Company.

(d)  Parent shall have received all material Company Consents (including any required consents of the landlords under the Office Leases), in form and substance reasonably satisfactory to Parent, and no such material Company Consent shall have been revoked.

(e)  The Company shall have delivered to Parent documents satisfactory to Parent to evidence the release of all Liens on any portion of the assets of the Company and the filing of appropriate UCC-3 Termination Statements.

(f)  [Intentionally Omitted]

(g)  Parent will have received an opinion of counsel to the Company and the Stockholders substantially in the form of Exhibit G hereto.

(h)  Certificates representing no less than 95 percent, on a fully-diluted basis, of the issued and outstanding shares of the Company Securities shall be presented at the Closing for cancellation, together with the original stock ledgers and minute books of the Company.

(i)  FIRPTA Certificate. At the Closing, each Stockholder shall deliver to Parent and Acquisition Corp. a certificate of non-foreign status, in the form set forth in Treasury Regulations Section 1.1445-2(b)(2)(iii)(B), signed under penalties of perjury. Each Stockholder understands that such certificates will be retained by Parent and Acquisition Corp. and will be made available to the Taxing authorities upon request.

9.3.  Conditions to Obligations of the Company and the Stockholders. In addition to the terms and provisions of Section 2.10, the obligation of the Company and the Stockholders to consummate the Closing is subject to the satisfaction, or the waiver at the Company’s and the Stockholder’s discretion, of all the following further conditions:

(a)  Parent and Acquisition Corp. shall have performed in all material respects all of their respective obligations hereunder required to be performed by it at or prior to the Closing Date, (ii) the representations and warranties of Parent contained in this Agreement, the Additional Agreements and in any certificate or other writing delivered by Parent or Acquisition Corp. pursuant hereto, disregarding all qualifications and expectations contained therein relating to materiality, shall be true and correct in all material respects at and as of the Closing Date, as if made at and as of such date, (iii) there shall have been no event, change or occurrence which individually or together with any other event, change or occurrence, could reasonably be expected to have a material adverse effect, regardless of whether it involved a known risk, on the business, assets, condition (financial or otherwise), liabilities, result of operations of prospects of the Parent, and (iv) each Stockholder and the Company shall have received a certificate signed by an authorized officer of Parent and Acquisition Corp. to the foregoing effect.

(b)  The Company and the Stockholders shall have received (i) a copy of the certificate of incorporation of each of Parent and Acquisition Corp., (ii) copies of the bylaws of each of Parent and Acquisition Corp. as effective on the date hereof; (iii) copies of resolutions duly adopted by the Board of Directors of Parent and Acquisition Corp. and by the unanimous vote or consent of Acquisition Corp.’s shareholders authorizing this Agreement and the Additional Agreements and the transaction contemplated hereby and thereby, (iv) a certificate of the Secretary or Assistant Secretary of Parent and Acquisition Corp. certifying each of the foregoing and as to signatures of the officer(s) authorized to execute this Agreement and any certificate or document to be delivered pursuant hereto, together with evidence of the incumbency of such Secretary or Assistant Secretary, and (v) a recent good standing certificate regarding Parent and Acquisition Corp. from the office of the Secretary of State of its respective jurisdiction of organization and each other jurisdiction in which each of Parent and Acquisition Corp. is qualified to do business.

(c)  The Company shall have delivered to each of the persons listed on Schedule 9.3(c) a duly executed copy of their respective Employment Agreements.

(d)  The Stockholders will have received an opinion of counsel to the Parent and the Acquisition Corp. substantially in the form of Exhibit H hereto.

ARTICLE X
RELIANCE ON REPRESENTATIONS AND WARRANTIES

10.1.  Reliance on Representations and Warranties of the Company and the Stockholders. Notwithstanding any right of Parent and Acquisition Corp. to fully investigate the affairs of the Company and notwithstanding any knowledge of facts determined or determinable by Parent and Acquisition Corp. pursuant to such investigation or right of investigation, Parent and Acquisition Corp. shall have the right to rely fully upon the representations, warranties, covenants and agreements of the Company and the Stockholders contained in this Agreement.

10.2.  Reliance on Representations and Warranties of Parent. Notwithstanding any right of the Company or Stockholders to investigate the affairs of Parent and Acquisition Corp. and notwithstanding any knowledge of facts determined or determinable by the Company or Stockholders pursuant to such investigation or right of investigation, the Company and Stockholders shall have the right to rely fully upon the representations, warranties, covenants and agreements of Parent and Acquisition Corp. contained in this Agreement.

ARTICLE XI
INDEMNIFICATION

11.1.  Indemnification of Parent, Acquisition Corp. Prior to the Effective Time, the Company and each Stockholder, and subsequent to the Effective Time each Stockholder, hereby severally agrees to indemnify and hold harmless Parent, Acquisition Corp., Surviving Corporation and their Affiliates and each of their respective directors, officers, employees, shareholders, attorneys and agents and permitted assignees (collectively, the “Parent Indemnitees,” provided, however, the term “Parent Indemnitees” shall not include any of the Stockholders regardless of their capacity), against and in respect of any and all loss, payments, demand, penalty, liability, judgment, damage, diminution in value, claim or out-of-pocket costs and expenses (including actual costs of investigation and attorneys’ fees and other costs and expenses) (all of the foregoing collectively, “Losses”) incurred or sustained by any Parent Indemnitee as a result of (i) any breach, inaccuracy or nonfulfillment or the alleged breach, inaccuracy or nonfulfillment of any of the representations, warranties and covenants of the Company or any of the Stockholders contained herein or in the Additional Agreements (but not the Employment Agreements) or any certificate or other writing delivered pursuant hereto or of the Stockholders, (ii) the exercise or attempted exercise of one or more Stockholders of appraisal or other similar rights in accordance with the Delaware General Corporation Law, or (iii) the failure to pay any claims by any third parties (including breach of contract claims, violations of warranties, trademark infringement, for “spamming”, privacy violations, torts or consumer complaints) with respect to the business of the Company for any period prior to the Closing Date; provided, that Losses in connection with Sections 11.1(iii), shall be deemed to include any amounts payable after the Closing pursuant to or otherwise in connection with any of the matters, and provided further that, (x) except to the extent provided in Section 11.2, it is hereby acknowledged and understood that the obligations of the Stockholders pursuant to this Section 11.1 are limited to and that the Parent Indemnitees may only look to the Escrow Fund (and after the Escrow Fund is distributed, the proceeds thereof received by the Stockholders) to recover any Losses, (y) the Company and Stockholders shall not be liable under this Section 11.1 unless the aggregate amount of Losses with respect to all matters referred to in this Section 11.1 exceeds One Hundred Twenty Five Thousand Dollars ($125,000), but in the event that such Losses do exceed One Hundred Twenty Five Thousand Dollars ($125,000), the Company and the Stockholders will be liable for the entire amount of such Losses, and (z) the aggregate liability of the Stockholders may not exceed the amount of the Escrow Fund whether held pursuant to the Escrow Agreement or distributed to the Stockholders in accordance with its terms. The indemnification provided by this Article XI shall not apply to claims arising under or related to Section 8.10 of this Agreement.

11.2.  Special Indemnity. Each Stockholder, severally but not jointly, shall indemnify, defend and hold the Parent Indemnitees harmless from and against any Losses incurred by any Parent Indemnitee based upon, arising out of or otherwise in respect of (i) any breach or inaccuracy of the representations or warranties made by such Stockholder contained in Sections 4.1, 4.2, 4.3 or 4.4, (ii)  any breach, inaccuracy or nonfulfillment or the alleged breach, inaccuracy or nonfulfillment of any of the representations, warranties and covenants of any of the Stockholders contained herein or in the Additional Agreements, which breach occurs due to the intentional, willful, reckless or grossly negligent conduct of the Stockholders, or (iii) the exercise or attempted exercise of one or more Stockholders of appraisal or other similar rights in accordance with the Delaware General Corporation Law; provided, that Losses in connection with this Section 11.2, other than those Losses attributable to Sections 7.1, 7.2 and 7.3, shall be limited as to each such Stockholder to the amount of the Merger Consideration received by such Stockholder.

11.3.  Indemnification of Stockholders. Parent and Acquisition Corp. hereby agree to indemnify and hold harmless the Stockholders and their respective Affiliates, and each of their respective directors, officers, employees, shareholders, attorneys, agents and permitted assignees (the “Company Indemnitees”) against and in respect of any Losses incurred or sustained by the Company Indemnitees as a result of (i) any breach, inaccuracy or nonfulfillment or the alleged breach, inaccuracy or nonfulfillment of any of the representations, warranties and covenants of Parent or Acquisition Corp. contained herein or any certificate or other writing delivered pursuant hereto, and (ii) actions or inactions of the Surviving Corporation with regard to the Business occurring after the Closing; provided, that Losses in connection with this Section 11.3 shall be limited to the amount of the Merger Consideration.

11.4.  Procedure. The following shall apply with respect to all claims by either a Parent Indemnitee or a Company Indemnitee (together, “Indemnified Party”) for indemnification:

(a)  An Indemnified Party shall give the Parent, Acquisition Corp., or the Indemnification Agent, as applicable (either, “Indemnifying Parties”), prompt notice (an “Indemnification Notice”) of any third-party claim, investigation, action, suit, hearing or proceeding with respect to which such Indemnified Party seeks indemnification pursuant to Section 11.1, 11.2 or 11.3 (a “Third Party Claim”), which shall describe in reasonable detail the loss, liability or damage that has been or may be suffered by the Indemnified Party. The failure to give the Indemnification Notice shall not impair any of the rights or benefits of such Indemnified Party under Section 11.1, 11.2 or 11.3, except to the extent such failure materially and adversely affects the ability of the Indemnifying Parties to defend such claim or to the limited extent the failure to give such notice increases the amount of such liability.

(b)  In the case of any Third Party Claims as to which indemnification is sought by any Indemnified Party, such Indemnified Party shall be entitled, at the sole expense and liability of the Indemnifying Parties, to exercise full control of the defense, compromise or settlement of any Third Party Claim unless the Indemnifying Parties, within a reasonable time after the giving of an Indemnification Notice by the Indemnified Party (but in any event within 10 days thereafter), shall (i) deliver a written confirmation to such Indemnified Party that the indemnification provisions of Section 11.1, 11.2 or 11.3 are applicable to such claim, investigation, action, suit, hearing or proceeding and the Indemnifying Parties will indemnify such Indemnified Party in respect of such claim, investigation, action or proceeding pursuant to the terms of Section 11.1, 11.2 or 11.3 and, notwithstanding anything to the contrary, shall do so without asserting any challenge, defense, limitation on the Indemnifying Parties liability for Losses, counterclaim or offset, (ii) notify such Indemnified Party in writing that the Indemnifying Parties is assuming the defense thereof, and (iii) retain legal counsel reasonably satisfactory to such Indemnified Party to conduct the defense of such Third Party Claim.

(c)  If the Indemnifying Parties assume the defense of any such Third Party Claim then the Indemnified Party shall cooperate with the Indemnifying Parties in any manner reasonably requested in connection with the defense, compromise or settlement thereof. If the Indemnifying Parties so assume the defense of any such Third Party Claim the Indemnified Party shall have the right to employ separate counsel and to participate in (but not control) the defense, compromise, or settlement thereof, but the fees and expenses of such counsel employed by the Indemnified Party shall be at the expense of such Indemnified Party unless (i) the Indemnifying Parties have agreed to pay such fees and expenses, or (ii) the named parties to any such Third Party Claim (including any impleaded parties) include an Indemnified Party and an Indemnifying Party and such Indemnified Party shall have been advised by its counsel that there may be a conflict of interest between such Indemnified Party and the Indemnifying Parties in the conduct of the defense thereof, and in any such case the reasonable fees and expenses of such separate counsel shall be borne by the Indemnifying Parties.

(d)  If the Indemnifying Parties elect to direct the defense of any Third Party Claim, the Indemnified Party shall not pay, or permit to be paid, any part of any claim or demand arising from such asserted liability unless the Indemnifying Parties withdraw from or fail to vigorously prosecute the defense of such asserted liability, or unless a judgment is entered against the Indemnified Party for such liability. If the Indemnifying Parties do not elect to defend, or if, after commencing or undertaking any such defense, the Indemnifying Parties fail to prosecute or withdraw such defense, the Indemnified Party shall have the right to undertake the defense or settlement thereof, at the Indemnifying Parties’ expense. Notwithstanding anything to the contrary, the Indemnifying Parties shall not be entitled to control, but may participate in, and the Indemnified Party (at the expense of the Indemnifying Parties) shall be entitled to have sole control over, the defense or settlement of (x) that part of any Third Party Claim (i) that seeks a temporary restraining order, a preliminary or permanent injunction or specific performance against the Indemnified Party, or (ii) to the extent such Third Party Claim involves criminal allegations against the Indemnified Party or (y) the entire Third Party Claim if such Third Party Claim could impose liability on the part of the Indemnified Party in an amount which is greater than the amount as to which the Indemnified Party is entitled to indemnification under this Agreement. In the event the Indemnified Party retains control of the Third Party Claim, the Indemnified Party will not settle the subject claim without the prior written consent of the Indemnifying Party, which consent will not be unreasonably withheld or delayed.

(e)  If the Indemnified Party assumes the defense of any such Third Party Claim pursuant to Section 11.1, 11.2 or 11.3 and proposes to settle the same prior to a final judgment thereon or to forgo appeal with respect thereto, then the Indemnified Party shall give the Indemnifying Parties prompt written notice thereof and the Indemnifying Parties shall have the right to participate in the settlement, assume or reassume the defense thereof or prosecute such appeal, in each case at the Indemnifying Parties’ expense. The Indemnifying Parties shall not, without the prior written consent of such Indemnified Party, settle or compromise or consent to entry of any judgment with respect to any such Third Party Claim (i) in which any relief other than the payment of money damages is or may be sought against such Indemnified Party or (ii) which does not include as an unconditional term thereof the giving by the claimant, person conducting such investigation or initiating such hearing, plaintiff or petitioner to such Indemnified Party a release from all liability with respect to such Third Party Claim and all other claims or causes of action (known or unknown) arising or which might arise out of the same facts.

11.5.  Periodic Payments. Any indemnification required by Section 11.1, 11.2 or 11.3 for costs, disbursements or expenses of any Indemnified Party in connection with investigating, preparing to defend or defending any claim, action, suit, hearing, proceeding or investigation shall be made by periodic payments by the Indemnifying Parties to each Indemnified Party during the course of the investigation or defense, as and when bills are received or costs, disbursements or expenses are incurred. With respect to an indemnification required by Section 11.1 and 11.2, any such cost, disbursement or expense shall be payable as provided in the Escrow Agreement.

11.6.  Payment of Indemnification by Stockholders. In the event that Parent or Acquisition Corp. or the Surviving Corporation is entitled to any indemnification pursuant to this Article, the Parent, Acquisition Corp. and the Stockholder Representative shall issue an instruction to the escrow agent named in the Escrow Agreement to release such Escrow Funds as are necessary to cover the Losses as provided in the Escrow Agreement.

11.7.  Insurance. Any indemnification payments hereunder shall only be reduced by any insurance proceeds or other third party reimbursement actually received by the Company.

11.8.  Survival of Indemnification Rights. Except for the representations and warranties in Section 3.4 (Capitalization and Ownership of Shares), Section 3.10(b) (Financial Statements), Section 3.28 (Tax Matters), Section 4.1 (Ownership of Stock; Authority), Section 5.10 (Capitalization and Ownership of the Parent) and Section 5.11(b) (Financial Statements) which shall survive until three months after the expiration of the statute of limitations with respect thereto (including any extensions and waivers thereof), the representations and warranties of the Stockholders, Parent and Acquisition Corp. shall survive until the third anniversary of the Closing Date. The indemnification to which any Indemnified Party is entitled from the Indemnifying Parties pursuant to Section 11.1, 11.2 or 11.3 for Losses shall be effective so long as it is asserted prior to the third anniversary of the Closing Date (or three months after expiration of the statute of limitations, in the case of the section specifically mentioned in the first sentence of this Section 11.8), in the case of all representations and warranties of the Stockholders and Parent hereunder. Notwithstanding the foregoing, any claim arising pursuant to Section 11.2 shall survive until three (3) months after the expiration of the statute of limitations with respect thereto (including any extensions and waivers thereof).

ARTICLE XII

DISPUTE RESOLUTION

12.1.  Arbitration.

(a)  In the event a dispute arises relating to this Agreement, the parties agree to meet to resolve their disputes in good faith. Any party may seek injunctive relief, without the need to post a bond, pending the completion of arbitration under this Agreement for any breach or threatened breach of any covenant contained herein.

(b)  If after good faith negotiations the dispute is not resolved, the parties shall promptly submit any dispute, claim, or controversy arising out of or relating to this Agreement, or any Additional Agreement (including with respect to the meaning, effect, validity, termination, interpretation, performance, or enforcement of this Agreement or any Additional Agreement) or any alleged breach thereof (including any action in tort, contract, equity, or otherwise), to binding arbitration before one arbitrator that is familiar with the Business and not an Affiliate of any party to this Agreement (“Arbitrator”). The parties agree that binding arbitration shall be the sole means of resolving any dispute, claim, or controversy arising out of or relating to this Agreement or any Additional Agreement (including with respect to the meaning, effect, validity, termination, interpretation, performance or enforcement of this Agreement or any Additional Agreement) or any alleged breach thereof (including any claim in tort, contract, equity, or otherwise).

(c)  If the parties cannot agree upon the Arbitrator, the Arbitrator shall be selected by the New York City chapter head of the American Arbitration Association upon the request of either side. The Arbitrator shall be selected within 30 days of request.

(d)  The laws of the State of New York shall apply to any arbitration hereunder. In any arbitration hereunder, this Agreement and any agreement contemplated hereby shall be governed by the laws of the State of New York applicable to a contract negotiated, signed, and wholly to be performed in the State of New York, which laws the Arbitrator shall apply in rendering his decision. The Arbitrator shall issue a written decision, setting forth findings of fact and conclusions of law, within sixty (60) days after he shall have been selected. The Arbitrator shall have no authority to award punitive or other exemplary damages.

(e)  The arbitration shall be held in New York City, New York in accordance with and under the then-current provisions of the rules of the American Arbitration Association, except as otherwise provided herein.

(f)  On application to the Arbitrator, any party shall have rights to discovery to the same extent as would be provided under the Federal Rules of Civil Procedure, and the Federal Rules of Evidence shall apply to any arbitration under this Agreement; provided, however, that the Arbitrator shall limit any discovery or evidence such that his decision shall be rendered within the period referred to in Section 12.1(e).

(g)  The Arbitrator may, at his discretion and at the expense of the party who will bear the cost of the arbitration, employ experts to assist him in his determinations.

(h)  The costs of the arbitration proceeding and any proceeding in court to confirm any arbitration award or to obtain relief as provided in Section 12.1, as applicable (including actual attorneys’ fees and costs), shall be borne by the unsuccessful party and shall be awarded as part of the Arbitrator’s decision, unless the Arbitrator shall otherwise allocate such costs for the reasons set forth in such decision. The determination of the Arbitrator shall be final and binding upon the parties and not subject to appeal.

(i) Any judgment upon any award rendered by the Arbitrator may be entered in and enforced by any court of competent jurisdiction. The parties expressly consent to the exclusive jurisdiction of the courts (Federal and state) in New York City, New York to enforce any award of the Arbitrator or to render any provisional, temporary, or injunctive relief in connection with or in aid of the Arbitration. The parties expressly consent to the personal and subject matter jurisdiction of the Arbitrator to arbitrate any and all matters to be submitted to arbitration hereunder. None of the parties hereto shall challenge any arbitration hereunder on the grounds that any party necessary to such arbitration (including the parties hereto) shall have been absent from such arbitration for any reason, including that such party shall have been the subject of any bankruptcy, reorganization, or insolvency proceeding.

(j) The parties shall indemnify the Arbitrator and any experts employed by the Arbitrator and hold them harmless from and against any claim or demand arising out of any arbitration under this Agreement or any agreement contemplated hereby, unless resulting from the willful misconduct of the person indemnified.

(k) This arbitration clause shall survive the termination of this Agreement and any agreement contemplated hereby.

12.2. Waiver of Jury Trial; Exemplary Damages. ALL PARTIES HEREBY WAIVE THEIR RIGHTS TO TRIAL BY JURY WITH RESPECT TO ANY DISPUTE ARISING UNDER THIS AGREEMENT OR ANY ADDITIONAL AGREEMENT. No party shall be awarded punitive or other exemplary damages respecting any dispute arising under this Agreement or any Additional Agreement.

12.3. Attorneys’ Fees. The unsuccessful party to any court or other proceeding arising out of this Agreement that is not resolved by arbitration under Section 12.1 shall pay to the prevailing party all actual attorneys’ fees and costs actually incurred by the prevailing party, in addition to any other relief to which it may be entitled. As used in this Section 12.3 and elsewhere in this Agreement, “actual attorneys’ fees” means the full and actual cost of any legal services actually performed in connection with the matter for which such fees are sought, calculated on the basis on the usual fees charged by the attorneys performing such services, and shall not be limited to “reasonably attorneys’ fees” as that term may be defined in statutory or decisional law.

ARTICLE XIII

TERMINATION

13.1. Termination Without Default. In the event that the Closing of the transactions contemplated hereunder has not occurred by the Outside Closing Date and no material breach of this Agreement by the party seeking to terminate this Agreement shall have occurred or have been made (as provided in Section 13.2 hereof), Parent and Acquisition Corp. or the Company and the Stockholder Representative shall have the right, at its or their sole option, to terminate this Agreement without liability to the other side. Such right may be exercised by Parent and Acquisition Corp., on the one hand, or the Company and the Stockholder Representative on the other, as the case may be, giving written notice to the other at any time after the Scheduled Closing Date.

13.2. Termination Upon Default.

(a) Parent and Acquisition Corp. may terminate this Agreement by giving notice to the Company and the Stockholder Representative on or prior to the Closing, without prejudice to any rights or obligations Parent and Acquisition Corp. may have, if the Company or any Stockholder shall have materially breached any representation or warranty or breached any agreement or covenant contained herein or in any Additional Agreement to be performed prior to Closing and such breach shall not be cured within the earlier of the Scheduled Closing Date and five (5) days following receipt by the Company or the Stockholders of a notice describing in reasonable detail the nature of such breach.

(b) The Company and the Stockholder Representative may terminate this Agreement by giving prior written notice to Parent on or prior to the Closing, without prejudice to any rights or obligations the Company or the Stockholders may have, if Parent or Acquisition Corp. shall have materially breached any of its covenants, agreements, representations, and warranties contained herein to be performed prior to Closing and such breach shall not be cured within the earlier of the Scheduled Closing Date and five (5) days following receipt by Parent of a notice describing in reasonable detail the nature of such breach.

13.3. Survival. The provisions of Sections 8.2 and 14.4 shall survive any termination hereof pursuant to Article XIII.

ARTICLE XIV

MISCELLANEOUS

14.1. Notices. All notices, requests, demands and other communications to any party hereunder shall be in writing and shall be given to such party at its address or telecopier number set forth below, or such other address or telecopier number as such party may hereinafter specify by notice to each other party hereto:

if to Parent and Acquisition Corp., to:

c/o a21, Inc.
7660 Centurion Parkway
Jacksonville, FL 32256
Attn: President
Telecopy: (904) 565-1620

with a copy to:

Loeb & Loeb LLP
345 Park Avenue
New York, New York 10154
Attention: Lloyd L. Rothenberg
Telecopy: (212) 656-1076

if to the Company or any Stockholders:

ArtSelect, Inc.
2094 185th Street, Suite G
Fairfield, Iowa 52556
Attention: Jerry Oliver
Telecopy: (641) 472-1495

with a copy to:

Ellenoff Grossman & Schole LLP
370 Lexington Avenue,
New York, New York 10017
Attention: Barry I. Grossman
Telecopy : (212) 370-7889

if to the Stockholder Representative

Mr. Udi Toledano
Millennium 3 Capital, Inc.
4 Becker Farm Road
Roseland, NJ 07068
Telecopy: (973) 992-6336

Each such notice, request or other communication shall be effective (i) if given by telecopy, when such telecopy is transmitted to the telecopy number specified herein and the appropriate answer back is received or, (ii) if given by certified mail, 72 hours after such communication is deposited in the mails with first class postage prepaid, properly addressed or, (iii) if given by any other means, when delivered at the address specified herein.

14.2. Amendments; No Waivers.

(a) Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by each party hereto, or in the case of a waiver, by the party against whom the waiver is to be effective.

(b) No failure or delay by any party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

14.3. Ambiguities. The parties acknowledge that each party and its counsel has materially participated in the drafting of this Agreement and consequently the rule of contract interpretation that, and ambiguities if any in, the writing be construed against the drafter, shall not apply.

14.4. Publicity. Except as required by law, the parties agree that neither they nor their agents shall issue any press release or make any other public disclosure concerning the transactions contemplated hereunder without the prior approval of the other party hereto.

14.5. Expenses. Except as specifically provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such cost or expense.

14.6. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, that (i) neither the Company nor any Stockholder may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of Parent; (ii) in the event Parent assigns its rights and obligations under this Agreement to an Affiliate, Parent shall continue to remain liable for its obligations hereunder; and (iii) Parent, the Surviving Corporation or Acquisition Corp. may assign any of its rights and benefits under this Agreement to secured lenders of Parent, the Surviving Corporation or Acquisition Corp. Except as specifically set forth in clauses (ii) and (iii) above, neither Parent nor Acquisition Corp. may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of the Company.

14.7. Governing Law. This Agreement has been entered into in the State of New York. This Agreement shall be construed in accordance with and governed by the laws of the State of New York, without giving effect to the conflict of laws principles thereof.

14.8. Counterparts; Effectiveness. This Agreement may be signed by facsimile signatures and in any number of counterparts, each of which shall be an original and all of which shall be deemed to be one and the same instrument, with the same effect as if the signatures thereto and hereto were upon the same instrument.

14.9. Entire Agreement. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements, understandings and negotiations, both written and oral, among the parties with respect to the subject matter of this Agreement. No representation, inducement, promise, understanding, condition or warranty not set forth herein has been made or relied upon by any party hereto. Neither this Agreement nor any provision hereof is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder other than Indemnified Parties as set forth in Section 10.1 and 10.2 hereof, which shall be third party beneficiaries hereof.

14.10. Severability. If any one or more provisions of this Agreement shall, for any reasons, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

14.11. Captions. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

14.12. Construction. References in this Agreement to “Articles,” “Sections,” “Schedules” and “Exhibits” shall be to the Articles, Sections, Schedules and Exhibits of this Agreement, unless otherwise specifically provided; all Schedules to this Agreement are incorporated herein by reference; any use in this Agreement of the singular or plural, or the masculine, feminine or neuter gender, shall be deemed to include the others, unless the context otherwise requires; the words “herein”, “hereof” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement; the word “including” when used in this Agreement shall mean “including without limitation”; and except as otherwise specified in this Agreement, all references in this Agreement (a) to any agreement, document, certificate or other written instrument shall be a reference to such agreement, document, certificate or instrument, in each case together with all exhibits, schedules, attachments and appendices thereto, and as amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof; and (b) to any law, statute or regulation shall be deemed references to such law, statute or regulation as the same may be supplemented, amended, consolidated, superseded or modified from time to time.

14.13. Stockholder Representative. Udi Toledano is hereby appointed as agent and attorney-in-fact (the “Stockholder Representative”) for each Stockholder, (i) to give and receive notices and communications to Parent and Acquisition Corp. for any purpose under this Agreement and the Additional Agreements, (ii) to agree to, negotiate, enter into settlements and compromises of and demand arbitration and comply with orders of courts and awards of arbitrators with respect to any indemnification claims (including Third Party Claims) under Section 11.1 or other disputes arising under or related to this Agreement, (iii) to enter into and deliver the Escrow Agreement on behalf of each of the Stockholders, (iv) to authorize or object to delivery to Parent, Acquisition Corp. and the Surviving Corporation of the Escrow Fund, or any portion thereof, in satisfaction of indemnification claims by Parent, Acquisition Corp. and the Surviving Corporation in accordance with the provisions of the Escrow Agreement, (v) to act on behalf of Stockholders in accordance with the provisions of the Agreement, the Notes, the Warrants, the Guaranty, the Intercreditor Agreement and any other document or instrument executed in connection with the Agreement and the Merger and (vi) to take all actions necessary or appropriate in the judgment of the Stockholder Representative for the accomplishment of the foregoing. Such agency may be changed by the Stockholders from time to time upon no less than twenty (20) days prior written notice to the Parent, the Acquisition Corp. and, if after the Effective Time, the Surviving Corporation, provided, however, that the Stockholder Representative may not be removed unless holders of at least 51% of all of the Company Preferred Stock on an as-if converted basis outstanding immediately prior to the transaction contemplated by this Agreement agree to such removal. Any vacancy in the position of Stockholder Representative may be filled by approval of the holders of at least 51% of all of the Company Preferred Stock on an as-if converted basis outstanding immediately prior to the transaction contemplated by this Agreement. Any removal or change of the Stockholder Representative shall not be effective until written notice is delivered to Parent. No bond shall be required of the Stockholder Representative, and the Stockholder Representative shall not receive any compensation for his services. Notices or communications to or from the Stockholder Representative shall constitute notice to or from the Stockholders. The Stockholder Representative shall not be liable for any act done or omitted hereunder while acting in good faith and in the exercise of reasonable business judgment. A decision, act, consent or instruction of the Stockholder Representative shall, for all purposes hereunder, constitute a decision, act, consent or instruction of all of the Stockholders of the Company and shall be final, binding and conclusive upon each of the Stockholders. In order to aid the Stockholder Representative in the performance of his duties hereunder, the Stockholders shall contribute at Closing the amount of One Hundred Thousand ($100,000) Dollars (the “Expense Fund”) from the Closing Payment, on a pro rata basis, to a fund to be established by the Stockholder Representative to cover the costs and expenses that may be incurred by the Stockholder Representative. Upon the cessation of his duties hereunder, any amount in the Expense Fund shall be returned to the Stockholders on a pro rata basis. The Stockholders shall severally indemnify the Stockholder Representative and hold him harmless against any loss, liability, or expense incurred without gross negligence or bad faith on the part of the Stockholder Representative and arising out of or in connection with the acceptance or administration of his duties hereunder. Notwithstanding anything in this Section 14.13 to the contrary, the Stockholder Representative shall have no obligation or authority with respect to any indemnification claims against a Stockholder made by Parent, Acquisition Corp. or the Surviving Corporation under Section 11.2.

[The balance of this page is intentionally left blank]

IN WITNESS WHEREOF, Parent, Acquisition Corp. and the Company have caused this Agreement to be duly executed by their respective authorized officers and the Stockholders and the Representative have executed this Agreement as of the day and year first above written.

a21, Inc.

Name:
Title:

AE Acquisition Corp.

Name:
Title

ArtSelect, Inc.

Name:
Title:

Stockholder Representative

Udi Toledano

Stockholder:

If an entity:
Name:___________________

By: _____________________
Name:
Title:

If an individual:
_____________________
Name:

Schedule I

Stockholders	Number of Shares	Total Consideration				Consideration to be paid on Closing Date				Consideration to be held in the Escrow Fund
		Cash	Notes	Preferred Stock	Warrants	Cash	Notes	Preferred Stock	Warrants	Cash	Notes	Preferred Stock	Warrants
Common stock
Founders
Paul Tarnoff, Inc.	1,142,417	$22,737.85	$-	$-	-	$22,737.85	$-	$-	-	$-	$-	$-	-
Fairfield Consulting Group, Inc.	1,475,750	$29,372.27	$-	$-	-	$29,372.27	$-	$-	-	$-	$-	$-	-
Nathan Otto	2,196,500	$43,717.56	$-	$-	-	$43,717.56	$-	$-	-	$-	$-	$-	-
	4,814,667
Series A holders of common
Beta Assets Limited	25,000	$497.58	$-	$-	-	$497.58	$-	$-	-	$-	$-	$-	-
Christopher Hawk	2,545	$50.65	$-	$-	-	$50.65	$-	$-	-	$-	$-	$-	-
David Mans	71,854	$1,430.13	$-	$-	-	$1,430.13	$-	$-	-	$-	$-	$-	-
Estate of Joe A. Lillis	119,757	$2,383.56	$-	$-	-	$2,383.56	$-	$-	-	$-	$-	$-	-
James Willenborg	71,854	$1,430.13	$-	$-	-	$1,430.13	$-	$-	-	$-	$-	$-	-
Jane W. Bernstein	119,761	$2,383.64	$-	$-	-	$2,383.64	$-	$-	-	$-	$-	$-	-
Janine Popick	59,880	$1,191.81	$-	$-	-	$1,191.81	$-	$-	-	$-	$-	$-	-
Jennifer Lefcourt	95,806	$1,906.85	$-	$-	-	$1,906.85	$-	$-	-	$-	$-	$-	-
KMM Enterprises, LLC	83,830	$1,668.49	$-	$-	-	$1,668.49	$-	$-	-	$-	$-	$-	-
Laurent Massa (F1 Venture)	119,757	$2,383.56	$-	$-	-	$2,383.56	$-	$-	-	$-	$-	$-	-
Mans/Spector Living Trust	119,757	$2,383.56	$-	$-	-	$2,383.56	$-	$-	-	$-	$-	$-	-
Marc Sznajderman	119,757	$2,383.56	$-	$-	-	$2,383.56	$-	$-	-	$-	$-	$-	-
Michael Hawk	2,545	$50.65	$-	$-	-	$50.65	$-	$-	-	$-	$-	$-	-
Okoboji Trust	479,029	$9,534.25	$-	$-	-	$9,534.25	$-	$-	-	$-	$-	$-	-
Paul Baastad	59,879	$1,191.79	$-	$-	-	$1,191.79	$-	$-	-	$-	$-	$-	-
R. Casey Hawk	2,545	$50.65	$-	$-	-	$50.65	$-	$-	-	$-	$-	$-	-
Robert A. Ellis Rev. Trust	359,281	$7,150.87	$-	$-	-	$7,150.87	$-	$-	-	$-	$-	$-	-
Robert C. Hawk	226,790	$4,513.87	$-	$-	-	$4,513.87	$-	$-	-	$-	$-	$-	-
Robert J. Skalicky	2,545	$50.65	$-	$-	-	$50.65	$-	$-	-	$-	$-	$-	-
Scott E. Lipsky	239,514	$4,767.12	$-	$-	-	$4,767.12	$-	$-	-	$-	$-	$-	-
Stephanie G. Hawk	2,545	$50.65	$-	$-	-	$50.65	$-	$-	-	$-	$-	$-	-
	2,384,231
Series B holders of common
Millennium 3 Opportunity Fund, LLC	8,475,117	$168,682.66	$-	$-	-	$168,682.66	$-	$-	-	$-	$-	$-	-
Gerald Katcher	2,102,719	$41,851.01	$-	$-	-	$41,851.01	$-	$-	-	$-	$-	$-	-
Entrust Capital Frontier Fund L.P.	7,141,782	$142,144.92	$-	$-	-	$142,144.92	$-	$-	-	$-	$-	$-	-
	17,719,618
Employee or former employee holders of common
Denyce Rusch	6,933	$137.99	$-	$-	-	$137.99	$-	$-	-	$-	$-	$-	-
Erik Vigmostad	100	$1.99	$-	$-	-	$1.99	$-	$-	-	$-	$-	$-	-
Haydn Huntley	143,250	$2,851.15	$-	$-	-	$2,851.15	$-	$-	-	$-	$-	$-	-
Hugh Brennan	20,000	$398.07	$-	$-	-	$398.07	$-	$-	-	$-	$-	$-	-
Joseph C. Moschak	667	$13.28	$-	$-	-	$13.28	$-	$-	-	$-	$-	$-	-
Lila Wallace	312	$6.21	$-	$-	-	$6.21	$-	$-	-	$-	$-	$-	-
Mei Sze Viau	1,438	$28.62	$-	$-	-	$28.62	$-	$-	-	$-	$-	$-	-
Nick Hahn	266	$5.29	$-	$-	-	$5.29	$-	$-	-	$-	$-	$-	-
William C. Schulz	10,000	$199.03	$-	$-	-	$199.03	$-	$-	-	$-	$-	$-	-
	182,966
Other holders of common
David Katz	20,000	$398.07	$-	$-	-	$398.07	$-	$-	-	$-	$-	$-	-
	20,000
Total common stock	25,121,482	$500,000.00	$-	$-	$-	$500,000.00	$-	$-	$-	$-	$-	$-	$-

Series A Preferred
Beta Assets Limited	212,500	$53,059.57	$35,434.95	$47,498	11,101	$45,520.22	$-	$37,696.76	11,101	$7,539.35	$35,434.95	$9,801.16	-
Okoboji Trust	400,000	$99,876.84	$66,701.09	$89,408	20,895	$85,685.12	$-	$70,958.60	20,895	$14,191.72	$66,701.09	$18,449.24	-
Robert C. Hawk	189,375	$47,285.44	$31,578.80	$42,329	9,893	$40,566.55	$-	$33,594.46	9,893	$6,718.89	$31,578.80	$8,734.56	-
Laurent Massa (F1Ventures.com)	100,000	$24,969.21	$16,675.27	$22,352	5,224	$21,421.28	$-	$17,739.65	5,224	$3,547.93	$16,675.27	$4,612.31	-
Janine Popick	50,001	$12,484.85	$8,337.80	$11,176	2,612	$10,710.85	$-	$8,870.00	2,612	$1,774.00	$8,337.80	$2,306.20	-
Robert A Ellis Revocable Trust	300,008	$74,909.63	$50,027.15	$67,058	15,672	$64,265.55	$-	$53,220.37	15,672	$10,644.07	$50,027.15	$13,837.30	-
Jane W. Bernstein	100,003	$24,969.96	$16,675.77	$22,353	5,224	$21,421.92	$-	$17,740.18	5,224	$3,548.04	$16,675.77	$4,612.45	-
Mark Sznajderman	100,000	$24,969.21	$16,675.27	$22,352	5,224	$21,421.28	$-	$17,739.65	5,224	$3,547.93	$16,675.27	$4,612.31	-
Joe A. Lillis	100,000	$24,969.21	$16,675.27	$22,352	5,224	$21,421.28	$-	$17,739.65	5,224	$3,547.93	$16,675.27	$4,612.31	-
Scott E. Lipsky	200,000	$49,938.42	$33,350.54	$44,704	10,448	$42,842.56	$-	$35,479.30	10,448	$7,095.86	$33,350.54	$9,224.62	-
KMM Enterprises, LLC	70,000	$17,478.45	$11,672.69	$15,646	3,657	$14,994.90	$-	$12,417.76	3,657	$2,483.55	$11,672.69	$3,228.62	-
Mans/Spector Living Trust	100,000	$24,969.21	$16,675.27	$22,352	5,224	$21,421.28	$-	$17,739.65	5,224	$3,547.93	$16,675.27	$4,612.31	-
Paul Baastad	50,000	$12,484.60	$8,337.64	$11,176	2,612	$10,710.64	$-	$8,869.83	2,612	$1,773.97	$8,337.64	$2,306.15	-
Christopher Hawk	2,125	$530.60	$354.35	$475	111	$455.20	$-	$376.97	111	$75.39	$354.35	$98.01	-
Stephanie G. Hawk	2,125	$530.60	$354.35	$475	111	$455.20	$-	$376.97	111	$75.39	$354.35	$98.01	-
R. Casey Hawk	2,125	$530.60	$354.35	$475	111	$455.20	$-	$376.97	111	$75.39	$354.35	$98.01	-
Michael Hawk	2,125	$530.60	$354.35	$475	111	$455.20	$-	$376.97	111	$75.39	$354.35	$98.01	-
Robert J. Skalicky	2,125	$530.60	$354.35	$475	111	$455.20	$-	$376.97	111	$75.39	$354.35	$98.01	-
Jennifer Lefcourt	80,000	$19,975.37	$13,340.22	$17,882	4,179	$17,137.02	$-	$14,191.72	4,179	$2,838.34	$13,340.22	$3,689.85	-
James Willenborg	60,000	$14,981.53	$10,005.16	$13,411	3,134	$12,852.77	$-	$10,643.79	3,134	$2,128.76	$10,005.16	$2,767.39	-
David Mans	60,000	$14,981.53	$10,005.16	$13,411	3,134	$12,852.77	$-	$10,643.79	3,134	$2,128.76	$10,005.16	$2,767.39	-
	2,182,512	$544,956.00	$363,939.80	$487,834	114,012	$467,522.00	$-	$387,170.00	114,012	$77,434.00	$363,939.80	$100,664.20	-

Series B Preferred
Entrust Capital	1,913,281	$1,076,141.39	$708,285.19	$949,403.55	226,811	$925,442.41	$-	$753,494.88	226,811	$150,698.98	$708,285.19	$195,908.67	-
Millennium 3	1,913,281	$1,076,141.39	$708,285.19	$949,403.55	226,811	$925,442.41	$-	$753,494.88	226,811	$150,698.98	$708,285.19	$195,908.67	-
Gerald Katcher	765,312	$430,456.33	$283,313.93	$379,761.22	90,724	$370,176.77	$-	$301,397.79	90,724	$60,279.56	$283,313.93	$78,363.43	-
Entrust Capital (from warrants)	322,101	$181,168.48	$119,239.86	$159,832.16	38,184	$155,798.30	$-	$126,850.92	38,184	$25,370.18	$119,239.86	$32,981.24	-
Millennium 3 (from warrants)	322,101	$181,168.48	$119,239.86	$159,832.16	38,184	$155,798.30	$-	$126,850.92	38,184	$25,370.18	$119,239.86	$32,981.24	-
Gerald Katcher (from warrants)	128,841	$72,467.73	$47,696.17	$63,933.16	15,274	$62,319.61	$-	$50,740.60	15,274	$10,148.12	$47,696.17	$13,192.56	-
	5,364,917	$3,017,543.81	$1,986,060.20	$2,662,165.80	635,988	$2,594,977.81	$-	$2,112,830.00	635,988	$422,566.00	$1,986,060.20	$549,335.80	-

MERGER AGREEMENT

dated

May 15, 2006

by and among

a21, Inc., a Texas corporation,

as the Parent,

AE Acquisition Corp., a Delaware corporation,

as the Acquisition Corp.,

ArtSelect, Inc.
a Delaware corporation,

as the Company,

the Stockholders of the Company

as the Stockholders

and

Udi Toledano

As the Stockholder Representative

i